UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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AEP Industries Inc.

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LETTER TO OUR STOCKHOLDERS

February 21, 2014

To our Stockholders:

We cordially invite you to attend our 2014 annual meeting of stockholders, which will be held on Tuesday, April 8, 2014, at 10:00 a.m., Eastern Time, at the Courtyard by Marriott, 100 Chestnut Ridge Road, Montvale, New Jersey. The business to be conducted at the annual meeting is set forth in the attached Notice of 2014 Annual Meeting of Stockholders and Proxy Statement.

During fiscal 2013, the majority of our efforts were devoted to organizing and strengthening the retail and food containment businesses we purchased in 2011 and growing our printing and converting business by absorbing the Transco operations which were purchased early in fiscal 2013. Fiscal 2013 proved to be a challenging transition year; surrounded by a highly difficult environment characterized by extreme resin price volatility and further impacted by unplanned delays in the installation of the Transco equipment and realignment of our manufacturing sites. However, our efforts this past year have strengthened our position in our key markets, cut costs and advanced our strategic plan, and have provided us the steady platform to enter 2014. We are poised to improve and expand relationships with new, as well as existing customers, and we look forward to continuing to generate value for our stockholders.

Thank you for your continued support of AEP.

Sincerely,

J. Brendan Barba

Chairman of the Board

President and Chief Executive Officer

Corporate Headquarters

95 Chestnut Ridge Road

Montvale, NJ 07645

(201) 641-6600

AEP INDUSTRIES INC.

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

Our 2014 annual meeting of stockholders will be held on Tuesday, April 8, 2014 at 10:00 a.m., Eastern Time, at the Courtyard by Marriott, 100 Chestnut Ridge Road, Montvale, New Jersey to conduct the following items of business:

•	To elect two Class A Directors named in the accompanying Proxy Statement to serve for a three-year term or until their respective successors have been duly elected and qualified.

•	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2014.

•	To approve (on an advisory basis) the compensation of our named executive officers.

•	To transact any other business that may properly come before the meeting or any postponement or adjournment of the meeting.

Only holders of our common stock at the close of business on February 14, 2014, the record date, are entitled to receive this notice and to attend and vote at the annual meeting. For ten days prior to the annual meeting, a complete list of stockholders will be available during regular business hours at our principal executive office, 95 Chestnut Ridge Road, Montvale, NJ 07645. A stockholder may examine the list for any legally valid purpose related to the annual meeting.

Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote promptly and save us the expense of additional solicitation. If you attend the annual meeting, you may revoke your proxy in accordance with the procedures set forth in the proxy statement and vote in person.

By Order of the Board of Directors

Sandra C. Major
Vice President and Secretary

Montvale, New Jersey

February 21, 2014

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

APRIL  8, 2014

ABOUT THE ANNUAL MEETING

Throughout this proxy statement, “fiscal” refers to the fiscal year ended October 31.

Who is soliciting my vote?

The Board of Directors (the “Board”) of AEP Industries Inc. (the “Company”) is soliciting your proxy, as a holder of our common stock, for use at our 2014 annual meeting of stockholders and any adjournment or postponement of such meeting. The 2014 annual meeting will be held on Tuesday, April 8, 2014, at 10:00 a.m., Eastern Time, at the Courtyard by Marriott, 100 Chestnut Ridge Road, Montvale, New Jersey.

The notice of annual meeting, proxy statement and form of proxy was first mailed to stockholders of record of our common stock on or about February 24, 2014.

What is the purpose of the annual meeting?

At the annual meeting, you will be voting on:

•	The election of two Class A Directors named in this proxy statement to serve for a three-year term or until their respective successors have been duly elected and qualified.

•	The ratification of the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for fiscal 2014.

•	The approval (on an advisory basis) of the compensation of our named executive officers.

The Board recommends a vote FOR each of the director nominees listed in this proxy statement, FOR the ratification of KPMG’s appointment, and FOR the approval of the compensation of our named executive officers. We are not aware of any other matters that will be brought before the stockholders for a vote at the annual meeting. If any other matter is properly brought before the meeting, your signed proxy card gives authority to your proxies to vote on such matter in their best judgment; proxy holders named in the proxy card will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.

During or immediately following the annual meeting, management will report on our performance and will respond to appropriate questions from stockholders. Representatives of KPMG will be present at the annual meeting, will make a statement, if they desire to do so, and will answer appropriate questions from our stockholders.

Who is entitled to vote?

You may vote if you owned shares of our common stock at the close of business on February 14, 2014, the record date, provided such shares are held directly in your name as the stockholder of record or are held for you as the beneficial owner through a broker, bank or other nominee. Each share of common stock is entitled to one vote on each matter properly brought before the meeting. As of February 14, 2014, we had 5,602,333 shares of common stock outstanding and entitled to vote.

What is the difference between holding shares as a stockholder of record and a beneficial owner?

Stockholders of Record.    If your common shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us through the enclosed proxy card or to vote in person at the annual meeting.

Beneficial Owners.    Many of our stockholders hold their common shares through a broker, bank or other nominee rather than directly in their own name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner with respect to those shares, and these proxy materials (including a voting instruction card) are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not attend the annual meeting or vote these shares in person at the annual meeting unless you request and obtain a proxy from your broker, bank or nominee. Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee on how to vote your shares.

May I vote my shares in person at the annual meeting?

Even if you plan to be present at the meeting, we encourage you to vote your shares prior to the meeting.

Stockholders of Record.    If you are a stockholder of record and attend the annual meeting, you may deliver your completed proxy card or vote by ballot.

Beneficial Owners.    If you hold your common shares through a bank, broker or other nominee and want to vote such shares in person at the annual meeting, you must obtain a proxy from your broker, bank or other nominee giving you the power to vote such shares. However, participants in the 401(k) Savings Plan are not able to vote the shares allocated to their account in person at the annual meeting.

Can I vote my shares without attending the annual meeting?

By Mail.    You may vote by completing, signing and returning the enclosed proxy card or voting instruction card. If you are a stockholder of record and the postage-paid envelope is missing, please mail your completed proxy card to AEP Industries Inc., c/o Sandra C. Major, Vice President and Secretary, 95 Chestnut Ridge Road, Montvale, NJ 07645.

Participants in the 401(k) Savings Plan.    Your proxy card will serve to instruct the trustee of the 401(k) Savings Plan on how to vote your shares. If you do not provide instructions on how to vote your shares, those shares will not be voted. To allow sufficient time for the trustee to vote your shares, your proxy card must be received by April 3, 2014.

Other.    If you are a beneficial owner or you receive your annual meeting materials by e-mail, you may have the option to vote your shares via the internet or telephone.

Can I change my vote?

Stockholders of Record.    You may change your vote at any time before the proxy is exercised by voting in person at the annual meeting or by filing with our Secretary either a notice revoking the proxy or a properly signed proxy, in each case bearing a later date. Your attendance at the annual meeting in person will not cause your previously granted proxy to be revoked unless you file the proper documentation for it to be so revoked.

Beneficial Owners.    If you hold your shares through a bank, broker or other nominee, you should contact such person prior to the time such voting instructions are exercised. For participants in the 401(k) Savings Plan, if you would like to revoke or change your voting instructions, you must do so by April 3, 2014.

What does it mean if I receive more than one proxy card or voting instruction card?

If you receive more than one proxy card or voting instruction card, it means that you have multiple accounts with banks, brokers, other nominees and/or our transfer agent. Please sign and deliver, or otherwise vote, each proxy card and voting instruction card that you receive. We recommend that you contact your nominee and/or our transfer agent, as appropriate, to consolidate as many accounts as possible under the same name and address. Our transfer agent is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, NY 10038; Telephone: 800-937-5449.

What if I do not vote for some of the items listed on my proxy card or voting instruction card?

Stockholders of Record.    If you indicate a choice with respect to any matter to be acted upon on your proxy card, the shares will be voted in accordance with your instructions. Proxy cards that are signed and returned, but do not contain voting instructions with respect to certain matters, will be voted in accordance with the recommendations of the Board on such matters.

Beneficial Owners.    If you indicate a choice with respect to any matter to be acted upon on your voting instruction card, the shares will be voted in accordance with your instructions. If you do not indicate a choice or return the voting instruction card, the bank, broker or other nominee will determine if it has the discretionary authority to vote on each matter. Under applicable law, a bank, broker or nominee has the discretion to vote on routine matters, including the ratification of the appointment of an independent registered public accounting firm. For all other matters at the 2014 annual meeting, brokers and certain banks and nominees will be unable to vote on your behalf if you do not instruct them how to vote your shares in the manner set forth on your voting instruction card. Therefore, it is very important for you to vote your shares for each proposal.

How many shares must be present to hold the meeting?

In order for us to conduct the annual meeting, one-third of our outstanding shares entitled to vote as of February 14, 2014 must be present in person or by proxy at the meeting. This is known as a quorum. Abstentions and broker non-votes will be considered as present for purposes of determining a quorum.

What vote is required to approve each item of business?

Proposal No. 1—Election of Directors.    The two nominees receiving the highest number of “for” votes at the meeting will be elected as Class A Directors. This number is called a plurality. Withheld votes and broker non-votes will have no effect on the outcome of the vote.

Proposal No. 2—Ratification of Appointment of KPMG.    The affirmative vote of holders of a majority of shares entitled to vote and present at the meeting, in person or by proxy, is required for ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2014. Abstentions will have the same effect as a vote against the matter.

Proposal No. 3—Advisory Approval of the Compensation of Our Named Executive Officers.    The affirmative vote of holders of a majority of shares entitled to vote and present at the meeting, in person or by proxy, is required for the approval of the compensation of our named executive officers. Abstentions will have the same effect as a vote against the matter. Broker non-votes will have no effect on the outcome of the vote.

Although the advisory votes in Proposal Nos. 2 and 3 are not binding on the Company, the Board and/or respective Committee will take your vote into consideration in determining future activities.

Other Matters.    If any other matter is properly submitted to the stockholders at the annual meeting, its adoption generally will require the affirmative vote of holders of a majority of shares entitled to vote and present at the meeting, in person or by proxy. The Board does not propose to conduct any business at the annual meeting other than as stated above.

Who will count the votes and where can I find the voting results?

American Stock Transfer & Trust Company will tabulate the voting results. We intend to announce the preliminary voting results at the annual meeting and, in accordance with rules of the Securities and Exchange Commission (the “SEC”), we intend to publish the final results in a current report on Form 8-K within four business days of the annual meeting.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The Board currently consists of nine directors serving three-year staggered terms. The Board has re-nominated current Class A directors, Ira M. Belsky and John J. Powers, for new three-year terms and did not re-nominate Kenneth Avia, whose term will expire at the 2014 annual meeting. In connection therewith, the Board determined to reduce the Board’s size to eight directors, effective as of the annual meeting. As discussed below, the Board has affirmatively concluded that Mr. Belsky is independent under the applicable rules of the NASDAQ Global Select Market (“Nasdaq”).

The two directors to be elected at the annual meeting will hold office until the 2017 annual meeting of stockholders (Class A directors). Each director will serve until a successor is duly elected and qualified or until such director’s earlier resignation, retirement or death. The remaining directors are Class B directors (term expires in 2015) or Class C directors (term expires in 2016).

Each of the nominees has consented to be listed in this proxy statement and agreed to serve as a director if elected by the stockholders. If any nominee becomes unable or unwilling to serve between the date of this proxy statement and the annual meeting, the Board may designate a new nominee and the persons named as proxies in the attached proxy card will vote for that substitute nominee. Alternatively, the Board may reduce the size of the Board.

The Board recommends that you vote FOR the election of each of the Class A director nominees.

Board of Directors

The director and director nominees of the Company are as follows:

Name	Age	Title	Class—Term Ending
J. Brendan Barba	73	Chairman, President and Chief Executive Officer	Class C—2016
Robert T. Bell	70	Director	Class B—2015
Ira M. Belsky	61	Director	Class A—2014
Richard E. Davis	71	Director	Class C—2016
Paul M. Feeney	71	Executive Vice President, Finance, Chief Financial Officer and Director	Class B—2015
Frank P. Gallagher	70	Director	Class B—2015
John J. Powers(1)	49	Executive Vice President, Sales and Marketing, and Director	Class A—2014
Lee C. Stewart	65	Director	Class C—2016

(1)	Effective November 1, 2013, the Board accepted the resignation of Lawrence R. Noll, Class A director, from the Board and appointed John J. Powers to fill the vacancy created by the resignation of Mr. Noll.

Specific Qualifications, Attributes, Skills and Experience to be Represented on the Board

The Nominating and Corporate Governance Committee is responsible for reviewing and assessing with the Board the appropriate skills, experience and background sought of Board members in the context of our business and the then-current membership on the Board. The Committee and the Board review and assess the continued relevance of and emphasis on these factors as part of the Board’s annual self-assessment process and in connection with candidate searches to determine if they are effective in helping to satisfy the Board’s goal of creating and sustaining a Board that can appropriately support and oversee the Company’s activities.

We believe our directors have an appropriate balance of knowledge, experience, attributes, skills and expertise as a group to ensure that the Board appropriately fulfills its oversight responsibilities and acts in the best interests of stockholders. Although specific qualifications for Board membership may vary from time to time, desired qualities include (a) the highest ethical character, integrity and shared values with the Company,

(b) loyalty to the Company and concern for its success and welfare, (c) sound business judgment, and (d) sufficient commitment and availability to effectively carry out a director’s duties. Listed below are additional key skills and experience that we consider important for our directors to have in light of our current business and structure. Thereafter, the biographies of the directors and nominees set forth their business experience during at least the past five years, as well as a discussion of the specific experience, qualifications, attributes and skills that led to the Nominating and Corporate Governance Committee’s conclusion that each director and nominee should continue to serve on the Board.

•	Senior Leadership Experience. Directors who have served in senior leadership positions can provide experience and perspective in analyzing, shaping, and overseeing the execution of important operational, organizational and policy issues at a senior level.

•	Public Company Board Experience. Directors who have served on other public company boards can offer advice and insights with regard to the dynamics and operation of a board of directors, the relations of a board to the CEO and other management personnel, the importance of particular agenda and oversight matters, and oversight of a changing mix of strategic, operational, governance and compliance-related matters.

•	Business Development and Mergers and Acquisitions Experience. Directors who have a background in business development and in mergers and acquisitions transactions can provide insight into developing and implementing strategies for growing our business, which may include mergers and acquisitions. Useful experience in mergers and acquisitions includes an understanding of the importance of “fit” with the Company’s culture and strategy, the valuation of transactions, and management’s plans for integration with existing operations.

•	Financial and Accounting Expertise. Knowledge of the financial markets, corporate finance, accounting regulations, and accounting and financial reporting processes can assist our directors in understanding, advising, and overseeing our capital structure, financing and investing activities, financial reporting, and internal control of such activities. The Company also strives to have a number of directors who qualify as financial experts under SEC rules.

•	Industry and Technical Expertise. We are a manufacturing company of plastic packaging films. Education or experience in manufacturing is useful in understanding our research and development efforts, competing technologies, the various products and processes that we develop, our manufacturing operations, and the market segments in which we compete.

•	Brand Marketing Expertise. We serve the packaging, transportation, beverage, food, automotive, pharmaceutical, chemical, electronics, construction, agriculture and textile industries. Directors who have brand marketing experience and/or knowledge of the foregoing industries can provide expertise and guidance as we seek to maintain and expand brand and product awareness and a positive reputation in these industries.

•	Global Expertise. Our customer base is global and therefore directors with global expertise can provide a useful business and cultural perspective regarding aspects of our business.

Director Background and Qualifications

J. Brendan Barba has served as President, Chief Executive Officer and a director of the Company since he co-founded the Company in 1970 and has been Chairman of the Board since 1985.

Mr. Barba has led the Company as its principal executive officer and a director for over 43 years and as Chairman for over 28 years. Mr. Barba has a unique perspective and understanding of the Company’s business, culture and history, having led the Company through many economic cycles, global expansion and curtailment, acquisitions and dispositions, and other key operational initiatives. His day-to-day leadership of the Company gives him critical insights into the Company’s operations, strategy and competition, and he facilitates the

Board’s ability to perform its oversight function. Throughout his career at the Company, he has demonstrated strong technical, marketing, strategic, and operational expertise and he possesses in-depth knowledge of the plastic packaging films industry on a global basis.

Robert T. Bell has served as a director of the Company since 2006. Mr. Bell has been the Member/Manager of Foundation Consultants LLC since 2002, the Executive Director of the Charles B. Wang International Foundation since 1999, and the Executive Director of the Charles B. Wang Foundation since 1988 (merged into International in 2012). From 1965 to 1998, he worked as a Certified Public Accountant for Mendelsohn, Kary, Bell & Natoli, LLP, including as a Partner (1973 – 1998) and as Managing Partner (1986 – 1996). Mr. Bell has been a member of the Board of Directors of a number of public charities and private entities throughout his career, including currently with The Smile Train Inc. (public charity; serves as Chair on the Audit Committee), the Memorial Day Nursery of Paterson, Inc. (private entity; serves as Chair on the Finance Committee), the Plainview Chinese Cultural Center, Inc. (public charity; serves as Chair on the Finance Committee), the Charles B. Wang International Foundation (private entity), the New York Islanders Children’s Foundation (public charity) and the Charles B. Wang Community Health Center (public charity; serves on Finance Committee).

Mr. Bell’s long tenure as a certified public accountant, as well as his civic leadership roles, has provided him with significant experience and expertise on accounting and financial reporting matters, including for public companies. Based on the foregoing, the Board has determined that Mr. Bell is a financial expert in accordance with SEC rules. As the executive director of significant foundations, he also has broad-based senior leadership, global and finance expertise.

Ira M. Belsky has served as a director of the Company since 2011. In fiscal 2011, Mr. Belsky was introduced to the Committee as a candidate for the Board position by Mr. Barba, who was an acquaintance of Mr. Belsky. Mr. Belsky is a seasoned executive, attorney and investor. From 1999 through June 2002, he was Executive Vice President, Business Development and Legal Affairs, and a member of the Executive Committee of FreeRide.com L.L.C., an internet-based media business. Prior to that, he served as special counsel to Time Warner Inc. From 1996 through April 1998, Mr. Belsky served as Senior Vice President, General Counsel and Secretary of Six Flags Entertainment Corporation, a leading national theme park company. Mr. Belsky practiced law with the international law firm O’Melveny & Myers in Los Angeles and New York, where his practice was focused on securities, mergers and acquisitions, and general corporate affairs. Mr. Belsky is a graduate of Stanford Law School and the University of Pennsylvania.

Mr. Belsky has a broad background in legal, governance, financial reporting and general corporate and finance matters, and he possesses extensive senior leadership skills from his service as in-house and outside general counsel to numerous companies as well as various executive management positions. In addition, as a securities attorney, he was involved with numerous public offerings and mergers and acquisitions, and the representation of public reporting companies.

Richard E. Davis has served as a director of the Company since 2004. Mr. Davis has been the Vice President—Finance and Chief Financial Officer of Glatt Air Techniques, Inc., a supplier of solids processing technology to pharmaceutical and manufacturing organizations, since 1988. Since 1988, Mr. Davis also has served as the Vice President of Nortec Development Associates Inc. (an affiliate of Glatt Air Techniques Inc.), providing contract research services. From 1985 to 1988, he was Vice President, Finance and Chief Financial Officer of The GMI Group, a conglomerate with computer graphics, advertising, audio/visual presentations, music and book publishing operations.

Mr. Davis has a broad background in accounting and financial reporting, and he possesses extensive senior leadership and global expertise, based on his service as the principal financial officer at multinational companies, as an auditor for three years and as a teacher of accounting courses at the college and graduate school level. Based on the foregoing, the Board has determined that Mr. Davis is a financial expert in accordance with SEC rules. Mr. Davis also has extensive knowledge of the manufacturing and pharmaceutical industries, two key industries served by the Company, based on his employment with Glatt Air Techniques.

Paul M. Feeney has served as Executive Vice President, Finance, Chief Financial Officer and a director of the Company since 1988. From 1980 to 1988, he served as Vice President and Treasurer of Witco Corporation, a chemical products corporation.

Mr. Feeney has led the Company as its principal financial officer and a director for over 25 years. Mr. Feeney has a unique perspective and understanding of the Company’s business, culture and history, having led the Company through many economic cycles, global expansion and curtailment, acquisitions and dispositions, and other key operational initiatives. His day-to-day leadership of the Company gives him critical insights into the Company’s financial performance, operations and strategy, and he facilitates the Board’s ability to perform its oversight function. Throughout his career at the Company, he has demonstrated strong financial reporting, finance, accounting, strategic, and operational expertise and he possesses in-depth knowledge of the plastic packaging films industry on a global basis.

Frank P. Gallagher has served as a director of the Company since 2005. Since 2010, Mr. Gallagher has served as the Chairman and CEO of Aadyn Technology LLC, a privately held company that manufactures LED lights for the entertainment industry. From 1996 to 2003, Mr. Gallagher was a director of Coach USA, a transportation company, and also served as its Chairman of the Board (1999—2003), its Chief Executive Officer (2000—2001), and its Executive Vice President and Chief Operating Officer (1998—1999). Mr. Gallagher served as a director of Stagecoach Holding PLC, a transportation company from Perth, Scotland, from 2000 to 2001. From 1985 to 1998, he was the President of Community Coach, a transportation company. Mr. Gallagher is currently a director of ABC Company, a private entity.

Mr. Gallagher has a broad background in strategic and operational planning, and he possesses extensive senior leadership and board leadership expertise, based on his prior employment and board positions. Mr. Gallagher also has extensive knowledge of the transportation industry, a key industry served by the Company and a critical component of the Company’s operations.

John J. Powers has served as a director of the Company since November 1, 2013. Mr. Powers has been the Company’s Executive Vice President, Sales and Marketing since 1996. Previously, he served the Company as Vice President, Custom Film Division from 1993 to 1996 and various sales positions from 1989 to 1993.

Mr. Powers has been part of the Company’s executive leadership team for over 18 years and has been with the Company for over 25 years. Therefore, Mr. Powers has a unique perspective and understanding of the Company’s business, culture and history. Throughout his career at the Company, he has demonstrated strong expertise regarding sales, marketing and operations generally, and he possesses in-depth knowledge of the plastic packaging films industry on a global basis.

Lee C. Stewart has served as a director of the Company since 1996. Mr. Stewart has been an independent financial consultant since March 2001. He served as Executive Vice President and Chief Financial Officer of Foamex International, Inc., a manufacturer of polyurethane products, from March to May 2001. From 1996 to 2001, he was Vice President of Union Carbide Corporation, a manufacturer of petrochemicals, where he was responsible for various Treasury and Finance functions. Prior to such time, Mr. Stewart was an investment banker for over 25 years, most recently with Bear Stearns & Co., Inc. for over 10 years. Mr. Stewart has a significant number years of experience as a director of public companies, including currently three other companies besides AEP. Since 2002, he has been a director of P.H. Glatfelter Company, a NYSE-listed company that is a global manufacturer of specialty papers and engineering products. He currently serves as Chair of the Compensation Committee and is a member of the Finance Committee. Since 2005, he has been a director of ITC Holdings Corp., a NYSE-listed company that is an electrical transmission company. He currently is the Lead Director of the Board for ITC, and serves on the Audit and Finance Committee and the Security, Safety, Environmental Health and Reliability Committee. In 2013, Mr. Stewart became a director of Momentive Performance Materials Inc., a specialty chemical company in silicones and advanced materials. He is the Chair of the Conflicts Committee and is a member of the Audit Committee. From 2000 to 2011, he was a director of Marsulex, Inc., a Toronto Stock Exchange-listed company, which provided outsourced environmental compliance services.

Mr. Stewart has extensive knowledge of finance, capital raising and mergers and acquisitions based on his experience as a treasury officer, an investment banker and a financial consultant. Mr. Stewart also has significant public company board experience, from which he has expertise in finance, financial reporting, accounting, corporate governance, compensation, risk management, manufacturing and global matters. Based on the foregoing, the Board has determined that Mr. Stewart is a financial expert in accordance with SEC rules. In addition, Mr. Stewart has extensive knowledge of the key industries served by the Company based on his employment and board experience. He also has significant knowledge of the Company based on his 17 years of service as a director of the Company.

Director Independence

The Board believes that there should be at least a majority of independent directors on the Board. The Board recently undertook its annual review of director independence in accordance with the applicable rules of Nasdaq. The independence rules include a series of objective tests, including that the director is not employed by us and has not engaged in various types of business dealings with us. In addition, the Board is required to make a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Pursuant to such authority, the Board has adopted additional categorical standards regarding relationships that the Board does not consider material for purposes of determining a director’s independence, as set forth in the Company’s Corporate Governance Guidelines, which are available on the Investor Relations section of our website at www.aepinc.com. In making these determinations, the Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management.

The Board has affirmatively determined, after considering all of the relevant facts and circumstances, that Messrs. Bell, Belsky, Davis, Gallagher and Stewart are independent directors under the applicable rules of Nasdaq. Mr. Avia, whose term will expire at the 2014 annual meeting, also is independent under the applicable rules of Nasdaq. Messrs. Barba, Feeney and Powers are employed by us and therefore are not independent directors. Mr. Noll, who resigned from the Board effective November 1, 2013, is employed by us and therefore was not an independent director during his service on the Board.

Each of the members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent under Nasdaq rules. In addition, the Board has affirmatively determined that the members of the Audit Committee and Compensation Committee qualify as independent in accordance with the additional independence rules established by the SEC and Nasdaq.

BOARD MATTERS

The Board of Directors

General

The Board has general oversight responsibility for our affairs and, in exercising its fiduciary duties, the Board represents and acts on behalf of the stockholders. Although the Board does not have responsibility for our day-to-day management, it stays regularly informed about our business and provides oversight and guidance to our management through periodic meetings and other communications. The Board provides critical oversight in, among other things, our strategic planning process, leadership development and succession planning, risk management, as well as other functions carried out through the Board committees as described below.

The Board currently consists of nine directors. Effective as of the annual meeting, the Board will be reduced to eight directors.

Board Leadership

Our Board is led by J. Brendan Barba, the Company’s Chairman, President and Chief Executive Officer. The Board believes this structure permits a unified strategic vision for the Company that ensures alignment between the Board and management, provides clear leadership for the Company and helps ensure accountability for the Company’s performance. The Board does not utilize a lead independent director.

Although the Board recognizes the increasing utilization of Non-Executive Chairmen and lead independent directors in many public companies, the Board believes its current leadership structure is most appropriate for the Company and best serves the stockholders of the Company at the current time, as it has since Mr. Barba became Chairman in 1985. There is no “one size fits all” approach to ensuring independent leadership. The Board believes that its independent directors are deeply engaged and provide significant independent leadership and direction given their executive and Board experience noted above. See “Proposal No. 1-Election of Directors—Director Background and Qualifications.” The independent directors are the sole members of the Board committees, which oversee critical matters of the Company such as the integrity of the Company’s financial statements, the compensation of executive management, the nomination, selection and evaluation of directors, and the development and implementation of the Company’s corporate governance policies. The independent directors also meet regularly in executive session at Board and committee meetings and have access to independent advisors as they deem appropriate. Management supports this oversight role through its tone-at-the-top and open communication.

Board Oversight of Risk Management

The Board oversees the Company’s risk management primarily through the following:

•	the Board’s review and approval of management’s annual business plan and review of management’s five-year strategic and liquidity plans;

•	at least quarterly review by the Board of business developments, strategic plans and implementation, liquidity and financial results;

•	the Board’s review of specific material risks and risk mitigants on an annual basis, and an in-depth review of one or more material risks on a regular basis;

•	the Board’s oversight of succession planning;

•	the Board’s oversight of capital spending and financings, as well as mergers, acquisitions and divestitures;

•	the Audit Committee’s oversight of the Company’s significant financial risk exposures (including credit, liquidity and legal, regulatory and other contingencies), accounting and financial reporting, internal control processes (including internal control over financial reporting), and the code of conduct and related person transactions;

•	the Nominating and Corporate Governance Committee’s oversight of Board structure and size, the Company’s governance policies and the self-evaluation assessments conducted by the Board and committees;

•	the Compensation Committee’s review and approvals regarding executive officer compensation and its alignment with the Company’s business and strategic plans, and the review of compensation plans generally and the related incentives, risks and risk mitigants; and

•	Board and Committee executive sessions consisting of the independent directors, solely among themselves, as well as with management, the internal and outside auditor, compensation consultant and other third parties.

The Board does not believe its role in risk oversight has had an impact on the Board’s leadership structure.

Meetings

The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The independent directors hold regularly scheduled executive sessions to meet without management present, with rotating directors leading such sessions. These executive sessions generally occur around regularly scheduled meetings of the Board.

All directors are expected to attend all meetings of the Board and the annual meeting of stockholders. The Board met four times during fiscal 2013. In fiscal 2013, each director attended 100% of the meetings of the Board and the committees of which he was a member. Further, all directors attended the 2013 annual meeting of stockholders except Mr. Gallagher.

Committees of the Board

The Board has delegated various responsibilities and authority to Board committees. Each committee has regularly scheduled meetings and reports on its activities to the full Board. Each committee operates under a written charter approved by the Board, which is reviewed annually by the respective committee and the Board. Each committee’s charter is posted on the Investor Relations section of our website at www.aepinc.com. The table below sets forth the current membership for the three Board committees and the number of meetings held for each in fiscal 2013.

Director	Audit	Compensation	Nominating and Corporate Governance
Kenneth Avia (1)		X
J. Brendan Barba
Robert T. Bell (1)	Chair		X
Ira M. Belsky (1)	X
Richard E. Davis	X		X
Paul M. Feeney
Frank P. Gallagher		X	Chair
John J. Powers
Lee C. Stewart	X	Chair
Meetings	4	2	2

(1)	Effective as of the annual meeting, Mr. Bell will replace Mr. Avia on the Compensation Committee, and Mr. Belsky will replace Mr. Bell on the Nominating and Corporate Governance Committee.

Audit Committee

The Audit Committee’s responsibilities include:

•	providing general oversight of our financial reporting and internal control functions;

•	reviewing our reports filed with or furnished to the SEC that include financial statements or results;

•	monitoring compliance with significant legal and regulatory requirements and other risks related to financial reporting and internal control; and

•	the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, currently KPMG, and our third-party consultant that handles certain internal audit functions.

The Committee may form and delegate authority to subcommittees as appropriate. The responsibilities and activities of the Committee are described in greater detail in “Audit Committee Report” and “Audit Committee Matters,” as well as in its charter.

The Board has determined that each Committee member has sufficient knowledge in reading and understanding financial statements to serve on the Committee. The Board has further determined that Messrs. Bell, Davis and Stewart qualify as “audit committee financial experts” in accordance with SEC rules. The designation of an “audit committee financial expert” does not impose upon such persons any duties, obligations or liability that are greater than those which are generally imposed on each of them as a member of the Committee and the Board, and such designation does not affect the duties, obligations or liability of any other member of the Committee or the Board.

Compensation Committee

The Compensation Committee’s responsibilities include:

•	administering the compensation programs for the Company’s executive officers and non-employee directors, including monitoring compensation trends, establishing the goals and policies of the compensation programs, and approving the compensation structure and amounts that may be earned thereunder;

•	recommending or approving equity grants and otherwise administering share-based plans, as well as other benefit plans and policies, to the extent delegated by the Board;

•	reviewing the Company’s compensation policies and practices for all employees, at least annually, regarding risk-taking incentives and risk management policies and practices; and

•	reviewing certain compensation disclosures and proposals in the Company’s proxy statement and other reports filed with or furnished to the SEC.

The Committee may form and delegate its authority to subcommittees as appropriate. The responsibilities and activities of the Committee are described further in “Compensation Discussion and Analysis,” as well as in its charter.

The Board has determined that the current members of the Committee qualify as “non-employee directors” as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Role of Management.    Similar to prior years, in fiscal 2013 the Committee received significant input from Messrs. Barba and Feeney with respect to the design and implementation of the Company’s compensation program for its executive officers. See “Compensation Discussion and Analysis” for further information.

Role of Compensation Consultant.    The Committee engaged Mercer Human Resource Consulting (“Mercer”) in fiscal 2012 to perform a comprehensive review of the Company’s executive compensation program for fiscal 2013, given that it had been approximately three years since the last review. In connection with this review, the Committee obtained the following market data regarding its executive officers in fiscal 2012 (including the named executive officers in fiscal 2013): (1) a market compensation assessment utilizing peer group and survey data; (2) a pay-for-performance assessment based on peer group data; and (3) an analysis of the Company’s run rate and dilution levels compared to its peer group. For purposes of such analyses, Mercer, the Company and the Committee worked together to establish a new peer group due to industry changes and the consolidation and privatization of some of the Company’s prior peer companies. Mercer also provided a general overview of executive compensation trends. See “Compensation Discussion and Analysis” for further information regarding Mercer’s services related to the executive compensation program for fiscal 2013. The Committee intends to retain a compensation consultant to perform a comprehensive review of the Company’s executive compensation program approximately every three years or as otherwise appropriate.

The Committee also engaged Mercer in fiscal 2012 to perform a comprehensive review of the Company’s non-employee director compensation program for fiscal 2013 and to provide a general overview of director compensation trends. Mercer assessed the non-employee director compensation program against the new peer group. See “Board Matters—Director Compensation” for further information regarding Mercer’s services related to the non-employee director compensation program for fiscal 2013. The Committee intends to retain a compensation consultant to perform a comprehensive review of the Company’s non-employee director compensation program approximately every three years or as otherwise appropriate.

Independence of Compensation Consultant.    The Committee has the sole authority to engage outside advisors and establish the terms of such engagement, including compensatory fees. In connection with any such engagement, the Committee reviews the independence of such outside advisor, based on the factors specified by Nasdaq as well as any other factors it deems appropriate, and any conflicts of interest raised by the work of such outside advisor.

The Committee engaged Mercer, a wholly owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), as its compensation consultant for both its executive officer and non-employee director compensation programs. The Committee’s determination to engage Mercer and approve the terms of such engagement were made independently from the Company’s management. The Committee works with management to determine Mercer’s responsibilities and direct its work product, although the Committee is responsible for the formal approval of the work plan. Mercer’s fees for executive and director compensation consulting to the Committee in fiscal 2013 were $57,047.

During fiscal 2013, based on the determination of management, the Company retained Mercer and certain MMC affiliates to provide other services unrelated to executive and director compensation, which generally consisted of human resource consulting, including providing advice regarding the Company’s benefits programs in the area of plan design, compliance, administration and funding (aggregate fees of $128,956), and insurance brokerage services (aggregate commissions and fees of $471,160). While neither the Committee nor the Board approved such other services, the Committee believes that the advice it receives from the individual compensation consultants is objective and not influenced by Mercer’s or its affiliates’ other relationships with the Company because of the policies and procedures Mercer and the Committee have in place. These policies and procedures include:

•	the Committee’s consultants receive no incentive or other compensation based on the fees charged to the Company for other services provided by Mercer or any of its affiliates;

•	the Committee’s consultants are not responsible for selling other Mercer or affiliate services to the Company;

•	Mercer’s professional standards prohibit the Committee’s consultants from considering any other relationships Mercer or any of its affiliates may have with the Company in rendering their advice and recommendations;

•	the Committee has the sole authority to retain and terminate its compensation consultants;

•	the Committee’s consultants have direct access to the Committee without management intervention and may participate in executive sessions with the Committee; and

•	the Committee evaluates the quality and objectivity of the services provided by the consultants each year and determines whether to continue to retain the consultants.

Except as set forth above, the Committee noted there were no potential conflicts of interest raised by the work of its compensation consultant.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become Board members and recommending director nominees to the Board;

•	reviewing the composition, organization, function and performance of the Board and its Committees;

•	exercising general oversight over corporate governance policy matters of the Company, including developing, recommending and monitoring the Corporate Governance Guidelines; and

•	reviewing certain governance disclosures and proposals in the Company’s proxy statement and other reports filed with or furnished to the SEC.

The Committee may form and delegate its authority to subcommittees as appropriate. The responsibilities and activities of the Committee are described in greater detail in its charter.

The Committee reviews and makes recommendations to the Board, from time to time, regarding the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board, the operations of the Company and the long-term interests of stockholders. See “Proposal No. 1-Election of Directors—Specific Qualifications, Attributes, Skills and Experience to be Represented on the Board” and “—Director Background and Qualifications.” The Committee does not have a specific diversity policy underlying its nomination process, although it seeks to ensure the Board includes directors with diverse backgrounds, qualifications, skills and experience relevant to the Company’s business.

Generally, the Committee will re-nominate incumbent directors who continue to satisfy the Committee’s criteria for membership on the Board, continue to make important contributions to the Board and consent to continue their service on the Board. If a vacancy on the Board occurs or the Board increases in size, the Committee will actively seek individuals that satisfy the Committee’s criteria for membership on the Board and the Committee may rely on multiple sources for identifying and evaluating potential nominees, including referrals from our current directors and management. In fiscal 2013, the Committee did not employ a search firm or pay fees to other third parties in connection with identifying or evaluating Board nominee candidates.

The Committee will consider recommendations of director nominees by stockholders so long as such recommendations are sent on a timely basis and are otherwise in accordance with our Seventh Amended and Restated By-Laws (as amended from time to time, the “By-Laws) and applicable law. See “Additional Information—Requirements for Submission of Stockholder Proposals and Nominations for 2015 Annual Meeting” for additional information. The Committee will evaluate nominees recommended by stockholders against the same criteria that it uses to evaluate other nominees. We did not receive any nominations of directors by stockholders for the 2014 annual meeting.

Corporate Governance

The Board, as well as management, is committed to responsible corporate governance to ensure that we are managed for the benefit of our stockholders. To that end, the Board and management periodically review and update, as appropriate, our corporate governance policies and practices, and, when required, make changes to such policies and practices as are mandated by the Sarbanes-Oxley Act, the Dodd-Frank Act, other SEC rules and regulations and the listing standards of Nasdaq.

A copy of the Board’s committee charters, the Code of Conduct and the Corporate Governance Guidelines will be sent to any stockholder, without charge, upon written request to Corporate Secretary, AEP Industries Inc., 95 Chestnut Ridge Road, Montvale, NJ 07645.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which are available on the Investor Relations section of our website at www.aepinc.com. These guidelines address, among other things, director responsibilities, qualifications (including independence), compensation, CEO succession and related matters.

Code of Conduct

The Board has adopted a Code of Conduct, which sets out the basic principles to guide the actions and decisions of our employees, directors and officers, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct addresses, among other things, ethical principles, insider trading, conflicts of interest, compliance with laws and confidentiality. The Code of Conduct can be found in the Investor Relations section of our website at www.aepinc.com. Any amendments to the Code of Conduct, or any waivers that are required to be disclosed by the rules of either the SEC or Nasdaq, will be posted on our website in the Investor Relations section.

Committee Charters

See “—Committees of the Board” for a description of the Board’s delegation of authority and responsibilities to the three standing committees.

Succession Planning

The succession planning process for executive officers is designed to assist the Board in understanding our readiness and the related transition risks for a crisis as well as a planned transition, and to oversee the development of strong leadership quality and executive bench strength. On at least an annual basis, the Board meets with the Chief Executive Officer and Chief Financial Officer and in executive session to discuss succession planning and strategies to strengthen and supplement the skills and qualifications of internal succession candidates. The Chief Executive Officer and Chief Financial Officer periodically provide the Board with an assessment of key executives for potential succession and discuss potential sources of external candidates. Further, key executives have ongoing exposure to the Board to assist in the Board’s oversight.

Director Compensation

Non-employee directors of the Board receive a mix of cash and share-based compensation. The compensation mix is intended to encourage non-employee directors to continue Board service, further align the interests of the Board and stockholders, and attract new non-employee directors with outstanding qualifications. Directors who are employees or officers of the Company do not receive any additional compensation for Board service.

Fiscal 2013 Compensation Program

The Compensation Committee engaged Mercer in fiscal 2012 to conduct a review of the competitiveness of AEP’s non-employee Board compensation program. Mercer assessed the compensation program against a peer group consisting of 15 companies selected by Mercer and approved by management and the Committee based on (A) the Company’s 2006 peer group for executive compensation and the 2012 ISS peer group, and (B) additional companies in the plastics and chemicals, containers and packaging, and paper product industries, each filtered for companies with revenues in the range of 0.5x to 3x of the Company’s revenues. In determining non-employee director compensation for fiscal 2013, the Committee noted the increasing trend on annual retainers and reduced trend on meeting attendance fees, increasing differentiation based on Committee service, and increasing reliance on full-value shares in lieu of options.

For fiscal 2013, the Committee determined generally to target the median of the peer group for total compensation. In addition, the Committee targeted a pay mix between cash and equity that approximated the peer group median, which required a greater portion of total compensation to be paid in equity.

Specifically, the Committee determined to eliminate Board attendance fees and increase the Board annual retainer to approximate the peer group median. Further, the Committee increased Committee Chair retainers and Committee attendance fees to approximate the peer group median, as well as in recognition of the increasing scope, qualifications, risk and liabilities of the Committees. The Board, upon delegation by the Committee, determined to change the equity program from options to restricted stock and increase the dollar value of annual awards to approximate the peer group median; the prior option program had been significantly below market based on market data. Given the significant increase in the Board retainer and the equity award, the Board determined to revise the stock ownership guidelines as described below.

The following table sets forth the compensation program for non-employee directors in fiscal 2013 and 2012.

	2013	2012
Annual retainer:
Board	$50,000	$35,000
Additional retainer:
Audit Committee-Chair	15,000	—
Audit Committee-Member	8,000	8,000
Compensation Committee-Chair	10,000	5,000
Nominating and Corporate Governance-Chair	7,500	—
Board attendance fees per meeting (in person)	—	1,500
Committee attendance fees per meeting (in person)	1,500	1,200
Annual grant of nonqualified stock options (in shares)	—	2,000
Annual grant of restricted stock ($ value)	55,000	—

On April 12, 2013, each non-employee director was granted an annual restricted stock award with a grant date fair value of approximately $55,000, or 783 shares. Future annual grants of restricted stock to non-employee directors will be made as of the date of the annual meeting of stockholders.

The restricted stock vests in full on the first anniversary of the grant date, subject to the director’s continued service to the Company through such date. The restricted stock may be forfeited in the event of termination of service as a non-employee director of the Company prior to the first anniversary of the grant date, subject to the Compensation Committee’s right to accelerate the vesting of all or a portion of the restricted stock at any time. During the restricted period, the restricted stock entitles the participant to all of the rights of a stockholder, including the right to vote the shares and the right to receive any dividends thereon. Prior to the end of the restricted period, restricted stock generally may not be sold, assigned, pledged, or otherwise disposed of or hypothecated by participants.

The Company does not provide any perquisites to directors.

Fiscal 2013 Compensation Table

The table below sets forth the compensation of each non-employee director in fiscal 2013.

Name	Fees Earned or Paid in Cash ($)(1)	Restricted Stock ($)(2)	Total ($)
Kenneth Avia	53,000	54,974	107,974
Robert T. Bell	74,000	54,974	128,974
Ira M. Belsky	64,000	54,974	118,974
Richard E. Davis	65,500	54,974	120,474
Frank P. Gallagher	63,500	54,974	118,474
Lee C. Stewart	77,000	54,974	131,974

Total	397,000	329,844	726,844

(1)	Reflects the cash retainers and meeting fees.
(2)	Reflects restricted stock awards granted under the 2013 Omnibus Incentive Plan. The amounts reported represent the grant date fair value of the restricted stock, which is the closing trading price of a share of common stock on the grant date. The grant date fair value of each restricted stock award granted on April 12, 2013 was $70.21. The Company does not pay in cash the value of fractional shares.

As of October 31, 2013, each non-employee director had the following number of stock options outstanding: Kenneth Avia, 14,446; Robert T. Bell, 12,000; Ira M. Belsky, 2,000; Richard E. Davis, 14,000; Frank P. Gallagher, 15,000; and Lee C. Stewart, 15,000. In addition, each non-employee director had 783 shares of restricted stock that were outstanding on October 31, 2013.

Director Stock Ownership Guidelines

The Board has adopted stock ownership guidelines for the directors of the Company to further the alignment of stockholders and directors. The current guidelines are available on the Investor Relations section of the Company’s website at www.aepinc.com. The guidelines set forth a minimum number of shares or dollar value of common stock required to be owned by a director, which must be owned by an initial compliance date. Following initial compliance, the directors must comply with the guidelines for all periods thereafter as long as such director remains subject to the guidelines.

The stock ownership guidelines in effect for fiscal 2012 required that each director own a minimum of 2,000 shares of common stock, with the ownership level to be initially achieved by the later of December 31, 2014 or five years after the director first became subject to the guidelines. As of October 31, 2012, all non-employee directors either satisfied such guidelines or had made sufficient progress and were expected to satisfy such guidelines.

In connection with the revised non-employee director compensation program for fiscal 2013, the Board approved revised stock ownership guidelines. Effective January 21, 2013, the director stock ownership guidelines require all non-employee directors to own stock having a value of at least $150,000, with the ownership level to be initially achieved by the later of May 1, 2018 or five years after the director first becomes subject to the guidelines. The guidelines set forth how to value the stock held for purposes of compliance testing. The guidelines also set forth how indirect and/or derivative securities, as well as securities held by specified family members, are taken into account in determining the satisfaction of the guidelines, and the ramifications of noncompliance. The Nominating and Corporate Governance Committee will evaluate whether exceptions should be made for any director on whom this requirement would impose a financial hardship or prevent such director from complying with a court order, such as a divorce settlement, although no such exceptions are in effect. As of October 31, 2013, all non-employee directors were expected to satisfy the revised guidelines by the initial compliance date. No director has pledged any shares of the Company’s common stock.

Stockholder Communication with the Board

Any stockholder wishing to communicate with a particular director, with all or certain of the independent directors or with the entire Board should direct the communication to Corporate Secretary, AEP Industries Inc., 95 Chestnut Ridge Road, Montvale, NJ 07645. If a stockholder does not wish to have our corporate secretary screen the communication, the stockholder should indicate that the material sent by the stockholder be delivered unopened to the person or persons to whom it is addressed.

To submit concerns regarding accounting, internal accounting controls or auditing matters, stockholders and other interested persons may also call the Company’s toll free, confidential hotline (1-800-750-4972). Employees may submit such concerns on a confidential and anonymous basis.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee, composed entirely of independent directors, administers the executive compensation program of the Company, including reviewing annually all compensation decisions relating to the Company’s executive officers. This section of the proxy statement explains how the Company’s compensation programs are designed and operate in practice with respect to the chief executive officer, the chief financial officer and the other executive officers named in the “Summary Compensation Table for Fiscal 2013” (the “named executive officers”).

Target annual compensation (or “TAC”) referred to below consists of base salary, a target bonus, target performance unit grants and a company car allowance.

Executive Summary

Fiscal 2013 Company Performance

During fiscal 2013, the Company furthered its strategic plan to create additional long-term value for stockholders by enhancing its position as the preferred supplier of flexible packaging solutions in North America, investing in capital expenditures in its growing product lines and strengthening its balance sheet. The marketplace in which the Company sells its products remains very competitive, and has been further complicated in recent years by adverse economic circumstances affecting many of our customers, distributors and suppliers. Although there have been some positive signs of stabilization, the impact of the recession continues in certain of the Company’s markets. In recent years, the Company has implemented cost-reduction initiatives and invested in machinery and equipment to increase efficiency to meet the challenges of a volatile economic environment, as well as take advantage of opportunities in the marketplace. The Company remains in a strong position to respond when market conditions improve.

As discussed in detail in the Company’s annual report on Form 10-K, the Company had steady operational and financial performance in fiscal 2013 in spite of a difficult resin market and significant investments/transition costs related to recent acquisitions. Key takeaways from the Company’s fiscal 2013 financial results include:

•	Net sales. Net sales of $1.14 billion, a (0.8)% decrease and 17.3% increase from fiscal 2012 and 2011, respectively.

•	Resin expense. A 4%, or $0.03 per pound, increase in average resin costs from the prior fiscal year. Over the twelve-month period ended October 31, 2013, average resin prices increased a net $0.14 per pound. Average resin costs during fiscal 2012 were 3% or $0.02 per pound lower than the prior fiscal year. Over the twelve-month period ended October 31, 2012, average resin prices increased a net $0.02 per pound.

•	Capital expenditures. $46.7 million in capital expenditures, the largest annual capital expenditures in the Company’s history. Capital expenditures were $42.0 million, $14.5 million and $15.9 million in fiscal 2012, 2011 and 2010, respectively.

•	Net income. Net income of $10.7 million, or $1.92 per diluted share, compared to net income for fiscal 2012 of $23.2 million, or $4.16 per diluted share, and net income for fiscal 2011 of $12.4 million, or $2.09 per diluted share.

•	Fiscal 2013 Adjusted EBITDA (Performance Plans). Fiscal 2013 Adjusted EBITDA (Performance Plans) for the Company was $79.6 million, compared to $85.3 million and $64.8 million for fiscal 2012 and 2011, respectively.

•	Total Stockholder Return. One-year, three-year and five-year total stockholder return of (7.1)%, 143.8% and 203.6%, respectively. The Company does not pay dividends on its common stock.

•	Liquidity. The Company continues to maintain a strong balance sheet and sufficient liquidity. Availability under its credit facility and credit line was an aggregate of $128.1 million at October 31, 2013.

Fiscal 2013 Compensation Framework

In making annual compensation determinations for the named executive officers, the Committee primarily focuses on target annual compensation, which consists of base salary, a target bonus (short-term incentive in accordance with the Management Incentive Plan, or “MIP”), target performance unit grants (long-term incentive) and a company car allowance.

Target Annual Compensation (Fiscal 2006-2012). From fiscal 2006 to fiscal 2012, the Committee utilized the median target annual compensation of executive officers in the peer group from Mercer’s 2006 study, with approximately a 3% increase each year for target annual compensation except no increase in fiscal 2011, referred to as the Peer Group Median. During such time, the Peer Group Median was the primary factor in determining the target annual compensation of the named executive officers. The increases corresponded to the average salary change for all of the Company’s salaried and non-bargaining employees. The Committee also reviewed subjective factors for each named executive officer, although subjective factors generally did not result in material changes to the target annual compensation.

Target Annual Compensation (Fiscal 2013 changes). As discussed below in “—Process for Making Compensation Determinations—Benchmarking Data—Survey Target,” in establishing the target annual compensation for each named executive officer in fiscal 2013, the Committee instead determined to benchmark fiscal 2013 compensation against the survey data from Mercer’s 2013 study. The Committee primarily relied upon the 50th percentile target annual compensation from the survey data, referred to as the Survey Target. The primary takeaway from the survey data was that fiscal 2012 target long-term incentive compensation was significantly below the Survey Target for such component, and therefore it was an appropriate time to revise the compensation program. The Committee also reviewed subjective factors for each named executive officer, although subjective factors did not result in material changes to the target annual compensation.

Fiscal 2013 Target Annual Compensation Determinations

CEO Target Annual Compensation.

•	A 44% increase in target annual compensation to $3,820,000.

•	96% of such increase was paid as long-term incentive compensation, which was granted in the form of performance units subject to a one-year Adjusted EBITDA performance measure and, to the extent earned, five-year pro rata vesting from the grant date.

•	A 3% increase in base salary, commensurate with the overall average annual salary changes for the Company’s salaried and non-bargaining employees.

•	No change in the bonus target (as a percentage of base salary) and the car allowance.

The Committee noted that Mr. Barba’s 44% increase in target annual compensation was appropriate since it had been approximately six years since the last market adjustment, and due to Mr. Barba’s critical leadership role as the Company’s founder, primary salesperson and strategic driver, and the importance of his continuing relationships with key customers, distributors and resin suppliers (both new and historical). In addition, the Company’s performance in recent years was strongly impacted by growth through acquisitions and increased market share, which was driven by Mr. Barba’s leadership and external relationships. Further, the increase in target annual compensation is primarily long-term compensation subject to the satisfaction of a performance measure and long-term vesting thereafter.

Other NEO Target Annual Compensation.

•	An 8% average increase in target annual compensation for other named executive officers to an average of $647,775.

•	On average, 71% of such increase was paid as long-term incentive compensation.

•	A 3% increase in base salary, same as Mr. Barba.

•	No change in the bonus target (as a percentage of base salary) and the car allowance, same as Mr. Barba.

Components of Target Annual Compensation. As noted above, a significant portion of our named executive officers’ compensation is performance-based, at-risk and long-term. The following table sets forth the various components of target annual compensation approved for Mr. Barba (TAC of $3,8200,000) and the average components for the other named executive officers (average TAC of $647,775) in fiscal 2013. Base salary includes the car allowance in the chart below. The performance units vest in five equal installments on the first through fifth anniversaries of the grant date.

75% Performance-Based (At-Risk) Compensation	47% Performance-Based (At-Risk) Compensation

* Ms. Guerrera receives performance unit awards approximately once every three years at the discretion of the Committee. She was granted performance units in fiscal 2012 and was not granted any performance units in fiscal 2013; however, the chart reflects an annualized grant.

Fiscal 2013 Pay-For-Performance

The establishment of performance metrics generally is focused on the Company and management team as a collective unit, to foster teamwork and maximize the Company’s performance. Historical payouts for the MIP and performance units have proven that such compensation is truly at-risk. For example, in two of the last six fiscal years through fiscal 2013, the performance unit grants were forfeited in full and no bonuses were earned.

Use of One Performance Measure for Incentive Programs.  Management runs the Company to maximize Adjusted EBITDA, and therefore the Company emphasizes it through its performance-based plans. The same definition of Adjusted EBITDA (referred to as Adjusted EBITDA (Performance Plans)) is used to determine actual Company performance in the MIP and performance unit programs and both programs utilize one-year performance targets. See page 25 for the definition of Adjusted EBITDA (Performance Plans).

The Committee has reviewed alternative performance measures on a regular basis, but believes the single measure is appropriate. First, the Company is managed for Adjusted EBITDA and employees understand the performance measure and its components. In addition, there are key differences in the programs that provide materially different incentives to the participants. The Performance Unit Earnings Target corresponds to budgeted Adjusted EBITDA (Performance Plans), whereas the MIP Earnings Target represents budgeted Adjusted EBTIDA plus an additional dollar amount (recommended by management based on subjective factors, often materially higher than budget) intended to further motivate participants for the achievement of specific strategic or financial goals. Also, earned bonuses under the MIP are paid to participants in December subsequent to fiscal year end, whereas performance unit recipients are subject to significant market risk due to the five-year pro rata vesting as of the grant date for earned performance units.

Target Performance.  Fiscal 2013 performance goals were established at levels significantly above the prior fiscal year’s performance goals and corresponded to the Committee’s reasonable judgment of what would be a good outcome for the Company for fiscal 2013 based on information known at the time of such determination.

•	The fiscal 2013 MIP Earnings Target of the Company was $92.4 million, a 25.5% increase from the fiscal 2012 MIP Earnings Target of $73.6 million.

•	The fiscal 2013 Performance Unit Earnings Target was $85.2 million, a 23.8% increase from the fiscal 2012 Performance Unit Earnings Target of $68.8 million.

•	The fiscal 2012 Adjusted EBITDA (Performance Plans) was $85.3 million.

Actual Performance.

•	Fiscal 2013 Adjusted EBITDA (Performance Plans) for the Company was $79.6 million.

•	Fiscal 2013 Adjusted EBITDA (Performance Plans) was 86.16% of the fiscal 2013 MIP Earnings Target for the Company, which corresponded to an earned bonus of 65.40% of the target bonus for each named executive officer under the fiscal 2013 MIP. In fiscal 2012, the named executive officers earned a bonus of 179.2% of their respective target bonus.

•	Fiscal 2013 Adjusted EBITDA (Performance Plans) was 93.48% of the fiscal 2013 Performance Unit Earnings Target, and therefore 93.48% of the performance units were earned and 6.52% of the performance units were forfeited. In fiscal 2012, none of the performance units were forfeited.

Executive Compensation and Governance Practices

What We Do	What We Prohibit
100% independent Compensation Committee members (page 9)	Guaranteed or discretionary cash bonuses or equity grants

100% attendance at Board and Committee meetings of all directors	Perquisites (other than modest car allowance)

Pay for performance (page 21)	Tax gross-ups

Fixed caps on bonus and equity payouts (pages 29, 31)	Dividends or dividend equivalents on unearned performance units

Annual grants of equity on a consistent schedule each year, with no special grants or timing based on the release of material, non-public information (page 33)	Defined benefit, supplemental executive retirement or nonqualified deferred compensation plans

Maintain equity plan without an evergreen provision; low burn rate in practice	Repricing/replacement of underwater stock options

Maintain alignment with stockholders due to significant ownership of Company stock by NEOs (page 48), stock ownership guidelines (page 32) and five-year vesting of earned performance units

Utilize independent compensation consultant, which is retained directly by Compensation Committee (page 13)

Oversight to confirm no undue risk in compensation programs (page 12)

Prohibit hedging and use of derivatives (page 33)

Discourage pledging and require consent; no pledging in practice (page 33)

Provide employment agreements with one-year auto renewable terms, generally with double-trigger severance for change of control (page 41)

Incentive plans intended to qualify for performance-based exception to Section 162(m) of Code (page 33)

Annual say-on-pay stockholder vote (pages 24, 53)

Say-On-Pay Stockholder Vote for 2013 Annual Meeting of Stockholders

The Company’s say-on-pay proposal was approved by over 99% of the shares entitled to vote and present at the 2013 annual meeting. The Committee and the Board had a detailed discussion of the results of such stockholder vote. Given the high level of stockholder support, the Committee did not materially revise the Company’s compensation policies and decisions relating to the named executive officers as a result of such vote. The Committee will continue to consider the outcome of stockholder votes and other stockholder feedback in making future compensation decisions for the named executive officers.

Compensation Philosophy, Program Objectives, and Key Features

The compensation program for named executive officers is designed to:

•	provide competitive pay commensurate with job scope and responsibilities in order to attract, retain and motivate key executives critical to the Company’s operations;

•	reward superior Company performance, including the achievement of financial and strategic goals, and to a lesser extent individual performance;

•	foster individual growth within the Company and long-term commitment to the Company; and

•	align the long-term interests of executives with those of stockholders through performance-based and long-term compensation awards and stock ownership guidelines.

The following table sets forth how each component of compensation is intended to satisfy one or more of the Committee’s compensation objectives.

Component	Primary Purpose(s)		Key Features
Base Salary	•	Retains and attracts employees in a competitive market	•	Determinations are based on employment agreement and the Survey Target, and to a lesser extent an evaluation of the individual’s experience and current performance. Also impacted by changes generally for salaried and non-bargaining employees.
	•	Preserves an employee’s commitment during downturns in the plastic films industry and/or equity markets
	•	Reflects experience, responsibilities, anticipated individual growth and other subjective factors
Annual Incentive Cash Bonus	•	Motivates and rewards achievement of annual performance-based measure(s)	•	The bonus target for each employee is set forth as a percentage of base salary.
	•	Retains and attracts employees for short term	•	Earned bonus is 0% to 200% of such target.
			•	Performance measure is Adjusted EBITDA (Performance Plans) compared to MIP Earnings Target. The MIP Earnings Target is set at a level that is higher (often times, materially higher) than the forecast for the period or the Performance Unit Earnings Target.

Component	Primary Purpose(s)	Key Features
Performance Units

•    Motivates and rewards achievement of annual performance-based measure(s)

•    For earned awards:

•    Provides incentive in up market, with some down market protection

•    Retains and attracts employees for long term due to vesting requirements

•    Direct alignment with stockholders with focus on medium- and long-term fundamentals, with value of award at-risk based on trading price of common stock at vesting dates

•    Target dollar value for performance unit grants equal to the difference between the Survey Target and the target annual compensation otherwise allocated to each named executive officer.

•    Earned performance units is 80% to 100% of the target if minimum performance is satisfied.

•    Performance measure is Adjusted EBITDA (Performance Plans) compared to Performance Unit Earnings Target. The Performance Unit Earnings Target corresponds to budgeted Adjusted EBITDA (Performance Plans).

•    If earned, performance units vest pro rata on the first through fifth anniversaries of the grant date. Holders have no rights as stockholders until vesting. On each vesting date, holders can elect common stock or equivalent cash.

•    Stock ownership guidelines reinforce long-term alignment, even if holders elect cash option.

Company Car Allowance	• Attracts employees in a competitive market	• Historical perquisite.
Post-Termination Benefits

•    Retains and attracts employees in a competitive market

•    Ensures compensation and benefits expectations are assured in appropriate circumstances

•    Ensures continued dedication of employees in case of personal uncertainties or risk of job loss

•    Each named executive officer has an employment agreement.

•    Cash severance is only paid upon termination by the Company without cause, termination by the executive for good reason or termination within 30 days of a change of control.

•    Double trigger required generally and no tax gross-ups.

Adjusted EBITDA (Performance Plans) Definition

Since 1997, the Committee has utilized the achievement of Adjusted EBITDA (Performance Plans) compared to the MIP Earnings Target as the applicable performance measure under the MIP. Since fiscal 2008, performance units are earned based on the achievement of Adjusted EBITDA (Performance Plans) compared to the Performance Unit Earnings Target. Beginning in fiscal 2010, the same definition of Adjusted EBITDA (Performance Plans) was used to calculate Company performance for both the MIP and performance unit programs. The adjustments in Adjusted EBITDA (Performance Plans) may be different than the adjustments disclosed for financial reporting purposes in the Company’s Form 10-K and otherwise.

Adjusted EBITDA (Performance Plans) is defined as net income before interest expense, income taxes, depreciation and amortization, discontinued operations, non-core business operating income, annual change in LIFO reserve, gain or loss on disposal of property, plant and equipment, non-operating income (expense) and share-based compensation expense, all as adjusted to remove foreign exchange effect. Further, the Committee has approved certain procedures in calculating Adjusted EBITDA (Performance Plans):

•	extraordinary items outside the ordinary course of business, such as a gain (provision) for the sale or acquisition of assets or a business, will be excluded from Adjusted EBITDA (Performance Plans) to the extent not included in the MIP Earnings Target or Performance Unit Earnings Target (referred to as the Earnings Targets); provided, however, the Committee may elect to include extraordinary items to the extent of cash received;

•	accounting policy changes required by the SEC or the U.S. Financial Accounting Standards Board that are approved following the approval of the Earnings Targets will not be utilized to calculate Adjusted EBITDA (Performance Plans);

•	inter-unit management fees in effect on the date the Earnings Targets are approved by the Committee will be included in Adjusted EBTIDA (Performance Plans);

•	inter-unit royalty fees in effect on the date the Earnings Targets are approved by the Committee will be excluded from Adjusted EBTIDA (Performance Plans); and

•	vendor pricing credits will be included in Adjusted EBITDA (Performance Plans) in the fiscal year in which credits are earned, provided that the Company provides the Committee with sufficient and quantifiable support relating to such credit amounts if such credits are not included in the fiscal year-end financial statements, and provided further that any vendor pricing credits included in Adjusted EBITDA (Performance Plans) for a fiscal year will be excluded from Adjusted EBITDA (Performance Plans) in the following fiscal year.

The Committee utilizes Adjusted EBITDA (Performance Plans) because it believes it is an important measure of operating performance. Specifically, this measure focuses on the Company’s core operating results by removing the impact of the Company’s capital structure (interest expense from its outstanding debt), asset base (depreciation and amortization), foreign currency effects, tax consequences, specified non-core operating items, specified non-operating items, specified non-cash items and specified extraordinary items.

Process for Making Compensation Determinations

Target Annual Compensation

In making annual compensation determinations for the named executive officers, the Committee primarily focuses on target annual compensation, which consists of base salary, a target bonus (short -term incentive), target performance unit grants (long-term incentive) and a company car allowance. For fiscal 2006 to fiscal 2012, the Committee utilized the Peer Group Median as the primary factor in determining the target annual compensation of the named executive officers. The Committee also reviewed subjective factors for each named executive officer, although subjective factors generally have not resulted in material changes to the target annual compensation. As discussed below in “—Benchmarking Data—Survey Target,” in establishing the target annual compensation for each named executive officer in fiscal 2013, the Committee instead determined to benchmark fiscal 2013 compensation against the Survey Target.

In establishing the amounts allocated to each component of target annual compensation, the Committee initially finalizes all compensation other than the target dollar value of the performance units. Base salaries and target bonuses (set forth as a percentage of base salary) are based on the Survey Target and, to a lesser extent, subjective factors. The car allowance generally remains a constant dollar amount each fiscal year. Upon finalizing the foregoing components of target annual compensation, the Committee calculates a target dollar value for performance unit grants equal to the difference between the Survey Target and the target annual compensation otherwise allocated to each named executive officer. The Committee historically has utilized discretion to increase the target dollar value for performance units of one or more named executive officers based on strong performance reviews and/or an increase in responsibilities, although it only does so approximately to the extent the compensation of another executive officer is reduced to ensure an approximate net $0 effect. The number of performance units actually granted is equal to the target dollar value divided by the closing price of the Company’s common stock on Nasdaq on the grant date, which occurs in the beginning of the next calendar year at the first regularly scheduled Committee meeting.

The named executive officers will earn the target annual compensation only to the extent target performance measures are achieved. To the extent target performance measures are not achieved or are exceeded, the named executive officers will earn compensation below or above the Survey Target, respectively. Notwithstanding the foregoing, the Committee retains the discretion to give bonuses outside the Company’s annual cash incentive bonus plan, make equity grants other than performance units under the existing long-term incentive compensation program, and to provide other compensation which would negate the foregoing. Historically, the Committee has not utilized such discretion to make material compensation changes.

Compensation Differences Among Named Executive Officers

The Company does not have a fixed internal pay equity scale but rather determines the compensation for each role based on scope of responsibility and market rates of compensation. Benchmarking was a significant factor in establishing the Survey Target for each executive officer in fiscal 2013. Benchmarking generally reflected the job responsibilities and positions of the named executive officers of the Company. The job responsibilities and positions of the named executive officers were, as of the date of such study, and continued to be through fiscal 2013, as follows.

•	Mr. Barba, Chairman, President and Chief Executive Officer, leads the management of the Company across all departments and is primarily responsible for the operational division of the Company, as well as serving as the leader of the Board.

•	Mr. Feeney, Executive Vice President, Finance and Chief Financial Officer, is primarily responsible for the financial division of the Company; he shares significant responsibilities, leadership and decision-making authority with Mr. Barba, and serves as a director on the Board.

•	Mr. Powers is the Executive Vice President, Sales and Marketing, which is viewed as the key operating unit in the highly competitive plastic films industry; he reports directly to Mr. Barba. Mr. Powers began serving as a director of the Board in fiscal 2014.

•	Mr. Vegliante, Executive Vice President, Operations, is responsible for a key operating division of the Company and reports to Mr. Barba.

•	Ms. Guerrera, Vice President-Controller, is responsible for financial reporting and accounting functions and reports to Mr. Feeney.

Advisors Utilized in Determination of Executive Compensation

Management.  In determining the compensation of executive officers, the Committee receives significant input from the recommendations of Messrs. Barba and Feeney, who have a combined 68 years’ experience in their executive officer roles with the Company and have the most involvement in, and knowledge of, the Company’s business goals, strategies and performance, the overall effectiveness of the management team and each person’s individual contribution to the Company’s performance. For each named executive officer, the Committee is provided a compensation recommendation as well as information regarding the individual’s experience, current performance, potential for advancement and other subjective factors. Messrs. Barba and Feeney also provide recommendations for the performance metrics to be utilized in the performance-based compensation programs, the appropriate performance targets and analyses of whether such performance targets have been achieved (including recommended adjustments). The Committee retains the discretion to modify the recommendations of Messrs. Barba and Feeney and reviews such recommendations for their reasonableness based on individual and Company performance as well as market information. Messrs. Barba and Feeney do not provide input on setting their own respective compensation.

The Committee works with management to set the agenda for Committee meetings, and Mr. Feeney is invited regularly to attend such meetings. The Committee also meets regularly in executive session to discuss compensation issues generally outside the presence of management, as well as to review the performance and determine the compensation of Messrs. Barba and Feeney.

Third-Party Consultants.  The Committee engaged Mercer in fiscal 2012 to conduct a review of the competitiveness of AEP’s executive compensation program. As discussed below in “—Benchmarking Data—Survey Target,” in establishing the target annual compensation for each named executive officer in fiscal 2013, the Committee determined to benchmark fiscal 2013 compensation against the Survey Target.

Benchmarking Data– Survey Target

The Committee engaged Mercer in fiscal 2012 to conduct a review of the competitiveness of AEP’s executive compensation program. Mercer initially provided analyses using a peer group and survey data. The peer group consisted of 15 companies selected by Mercer and approved by management and the Committee based on (a) the Company’s 2006 peer group for executive compensation and the 2012 ISS peer group, and (b) additional companies in the plastics and chemicals, containers and packaging, and paper product industries, each filtered for companies with revenues in the range of 0.5x to 3x of the Company’s revenues. The survey analyses for base salaries and bonus targets were based on the average data from two surveys, (x) Mercer’s 2011 US report for companies with revenues of 0.5x to 2x of the Company’s revenues and (y) Towers Watson’s 2011 US report for companies with revenues of 0.5x to 2.5x of the Company’s revenues, in each case only including non-durable manufacturing companies (or all manufacturing companies if non-durable manufacturing data was not available). The survey analysis for target long-term equity incentives was derived from Mercer’s proprietary interpolation tool using companies in the public, non-durable manufacturing industry. The Committee determined to benchmark fiscal 2013 compensation against the survey data because it included a significantly larger sample size of companies that aligned with the Company’s industry and business, and it had better job position matches given the unique responsibilities of the Company’s executives. Survey data participants were not available to the Committee and therefore the Company cannot disclose the names of such participants. Further, since the Committee did not utilize the peer group data for benchmarking, such peer group companies are not disclosed herein.

Timing of Fiscal 2013 Compensation Determinations

Set forth below is the general timing of the fiscal 2013 compensation determinations for named executive officers.

Component of Compensation	Meeting Date	Review and Approval Steps
Base salary	October 2012	• Committee approves base salary

Annual Incentive Cash Bonus	October 2012	• Committee approves target bonus (as percentage of base salary) • Committee approves fiscal 2013 MIP

	January 2013	• Committee approves fiscal 2013 performance goal

	December 2013	• Committee reviews achievement of fiscal 2013 performance goal and finalizes bonus payout

Performance Units	October 2012	• Committee approves target dollar value of performance units • Committee approves fiscal 2013 performance unit program

Component of Compensation	Meeting Date	Review and Approval Steps

	January 2013	• Committee approves performance unit grants based on target dollar value • Committee approves fiscal 2013 performance goal

	January 2014	• Committee reviews achievement of fiscal 2013 performance goal and determines whether performance units are earned

In addition, the Committee and/or the Board makes determinations with respect to post-termination benefits, perquisites and other compensation matters as it deems appropriate.

Fiscal 2013 Compensation Determinations

Base Salary

Each named executive officer receives a base salary paid in cash. The employment agreements for each named executive officer established a base salary as of November 2004, with annual increases guaranteed to be at least equal to the percentage increase in the Consumer Price Index for all Urban Consumers for the New York-Northeastern New Jersey metropolitan area as published by the Bureau of Labor & Statistics for the twelve months ended on the September 30th immediately prior to the applicable fiscal year. The Committee may increase base salaries further at its discretion.

The following table sets forth the base salaries approved for the named executive officers in fiscal 2013 and 2012, effective November 1 of such fiscal year. Fiscal 2013 base salaries increased 3% for all named executive officers.

Name	Fiscal 2013 ($)	Fiscal 2012 ($)
J. Brendan Barba	930,800	903,728
Paul M. Feeney	450,300	437,207
John J. Powers	339,100	329,199
Paul C. Vegliante	308,100	299,117
Linda N. Guerrera	222,800	216,319

For the twelve months ended September 30, 2013, the Consumer Price Index for all Urban Consumers for the New York-Northeastern New Jersey metropolitan area increased by 1.6%.

Annual Incentive Cash Bonus (MIP)

Performance Target.    Each named executive officer participates in the MIP, pursuant to which eligible employees earn a cash bonus upon the satisfaction of one or more annual performance targets established by the Committee. Since 1997, the Committee has utilized the achievement of Adjusted EBITDA (Performance Plans) compared to the MIP Earnings Target as the applicable performance measure under the MIP. The performance goal for each participant is dependent upon job classification, with the intent to capture that portion of the Company’s business the performance of which a participant can reasonably influence. Beginning in fiscal 2009, the performance goal for all of the named executive officers is based on the performance of the Company as a whole.

Bonus Target.    The bonus target for each employee is set forth as a percentage of base salary and the earned bonus is 0% to 200% of such target based on Adjusted EBITDA (Performance Plans) compared to the MIP Earnings Target. For example, an employee earns no bonus if Adjusted EBITDA (Performance Plans) is less than

80% of the MIP Earnings Target, while an employee earns a bonus of 200% of the target bonus if Adjusted EBITDA (Performance Plans) is 120% or more of the MIP Earnings Target. There is a linear increase in the target bonus between such threshold, target and maximum amounts. Reductions (but not increases) of such bonuses are at the sole discretion of the Committee and certain management.

The bonus targets, as a percentage of base salary, were last revised for Mr. Barba, with respect to his fiscal 2005 compensation, and for Mr. Feeney, with respect to his fiscal 2004 compensation. Messrs. Barba and Feeney first became participants in the MIP in fiscal 2004. On November 1, 2003, the Board approved bonus targets (as a percentage of base salary) for Messrs. Barba and Feeney of 70% and 65%, respectively, which corresponded to the bonus targets of the chief executive officer and chief financial officer of Borden, Inc., a major stockholder of the Company that was entitled at such time to designate four of the ten directors of the Company’s Board. On April 8, 2005, the Board increased the bonus target (as a percentage of base salary) for Mr. Barba to 80% following the Board’s determination that Mr. Barba’s responsibilities with the Company were greater than that of the chief executive officer of Borden, Inc. The Committee confirmed the reasonableness of such bonus targets in connection with the fiscal 2012 Mercer study.

The bonus targets of Messrs. Powers and Vegliante were increased from 25% to 50% in fiscal 2006 based on the Peer Group Median. The Mercer peer group study noted that executive officers in the second through fifth ranking had bonus targets (as a percentage of base salary) ranging from 40% to 60%. The Committee determined that the bonus targets of Messrs. Powers and Vegliante would be increased to 50% to approximate the Peer Group Median. The Committee believed that Messrs. Powers and Vegliante, each an Executive Vice President, should have the same bonus target, as a percentage of salary. Ms. Guerrera was promoted to Vice-President Controller in fiscal 2007 and her bonus target (as a percentage of base salary) was set at 25% at such time based on the Peer Group Median. The Committee confirmed the reasonableness of such bonus targets in connection with the fiscal 2012 Mercer study.

Although the Committee did not change the bonus targets, as a percentage of base salary, for the named executive officers in fiscal 2013, the value of such target cash bonuses increased 3% based on the corresponding increases in base salaries.

Fiscal 2013-Earned.  The following table sets forth summary information regarding the fiscal 2013 MIP.

	MIP Target Bonus		MIP Bonus Earned $
Name	% of Base Salary	$
J. Brendan Barba	80	744,640	487,018
Paul M. Feeney	65	292,695	191,432
John J. Powers	50	169,550	110,891
Paul C. Vegliante	50	154,050	100,754
Linda N. Guerrera	25	55,700	36,430

The fiscal 2013 MIP Earnings Target of the Company was $92.4 million. Fiscal 2013 Adjusted EBITDA (Performance Plans) for the Company was $79.6 million, or 86.16% of the MIP Earnings Target for the Company, which corresponded to a payment of 65.40% of the target bonus of the named executive officers. In calculating fiscal 2013 Adjusted EBITDA (Performance Plans), the Committee approved the following extraordinary adjustments: to exclude severance expense related to the Webster acquisition and add back the impairment charge for certain Webster equipment and anticipated insurance proceeds relating to acquired Transco assets that were damaged in transit.

Long-Term, Share-Based Incentive Compensation

Performance Target. The Committee has granted long-term incentive compensation to a limited number of employees, including the named executive officers, in the form of performance units since fiscal 2006. The Committee grants equity awards to Company employees under the 2013 Omnibus Incentive Plan, following its approval by the stockholders at the 2013 annual meeting. Prior to such time and including all grants made to the named executive officers in fiscal 2013, the Committee granted such awards under the 2005 Stock Option Plan.

Since fiscal 2008, performance units are earned based on the achievement of Adjusted EBITDA (Performance Plans) compared to the Performance Unit Earnings Target. If the Company’s Adjusted EBITDA (Performance Plans) is equal to or exceeds the Performance Unit Earnings Target, no performance units are forfeited. If the Company’s Adjusted EBITDA (Performance Plans) is between 80% and less than 100% of the Performance Unit Earnings Target, such employee will forfeit such number of performance units equal to (a) the performance units granted multiplied by (b) the percentage Adjusted EBITDA (Performance Plans) is less than the Performance Unit Earnings Target. If Adjusted EBITDA (Performance Plans) is below 80% of the Performance Unit Earnings Target, all performance units are forfeited.

Earned performance units vest pro rata on the first through fifth anniversaries of the grant date and therefore holders are subject to significant market risk over the vesting period.

Performance Unit Target.  See “—Process for Making Compensation Determinations—Target Annual Compensation” for historical information as to how the Committee determines the number of performance units granted.

Fiscal 2013-Earned.  The table below sets forth the number of performance units granted in fiscal 2013 to the named executive officers under the 2005 Stock Option Plan.

Name	Performance Units Granted	Performance Units Earned
J. Brendan Barba	35,562	33,242
Paul M. Feeney	4,120	3,851
John J. Powers	3,758	3,512
Paul C. Vegliante	749	700
Linda N. Guerrera	—	—

The fiscal 2013 Performance Unit Earnings Target was $85.2 million. Fiscal 2013 Adjusted EBITDA (Performance Plans) was $79.6 million, or 93.48% of the Performance Unit Earnings Target, and therefore 93.48% of the performance units were earned and 6.52% of the performance units were forfeited. In calculating fiscal 2013 Adjusted EBITDA (Performance Plans), the Committee approved the following extraordinary adjustments: to exclude severance expense related to the Webster acquisition and add back the impairment charge for certain Webster equipment and anticipated insurance proceeds relating to acquired Transco assets that were damaged in transit.

Ms. Guerrera and other Vice Presidents that participate in the performance unit program historically have received such awards approximately once every three years. Ms. Guerrera was granted performance units in fiscal 2012, and was not awarded performance units in fiscal 2013, 2011 and 2010.

Company Car Allowance

The Committee historically has provided a company car allowance. Since 2008, Mr. Barba has received $12,000, Mssrs. Feeney, Powers and Vegliante have received $11,000 and Ms. Guerrera has received $8,000.

Customary Benefits to All Salaried Employees

The Company provides customary benefits such as medical insurance and a 401(k) Savings Plan to each named executive officer, which also is provided to all other eligible employees. Further, the Company provides vacation and other paid holidays to all employees, including the named executive officers, which are comparable to those provided at similar companies.

Employees of the Company in the United States (with the exception of those employees covered under the Webster Union 401(k) Savings Plan) may participate in the AEP Industries Inc. 401(k) Savings Plan (the “Plan”). The Company matches 100% of the first 3% and 50% of the following 2% of each participant’s 401(k) contribution with a maximum of 5% of the participant’s annual compensation and the Company makes contributions to the Plan for eligible employees who have completed one year of service, equal to 1% of a participant’s compensation, as defined for the Plan year. In fiscal 2013, all named executive officers received the full Company match permitted. In addition, from year to year, the Company may make discretionary contributions to the Plan; no discretionary contributions were made in fiscal 2013.

Post-Employment Benefits

Each named executive officer has an employment agreement with the Company, which includes specified severance benefits. In general, cash severance is only paid upon termination by the Company without cause, by the executive for good reason, or termination within 30 days upon a change of control. The change of control provision is a “double trigger,” which means that two events must occur for payments to be made (a change of control and, within 30 days subsequent thereto, the termination of employment); this is consistent with the purpose of the employment agreements, to provide employees or their heirs with a guaranteed level of financial protection upon employment loss. The change of control protection also ensures that executives can advise the Board regarding a potential transaction without being unduly influenced by personal considerations, such as fear of the economic consequences of losing a job as a result of such change of control. Further, it is imperative to provide competitive benefits to peer companies and to diminish the inevitable distraction by virtue of personal uncertainties and risks created by a pending or threatened change of control or termination without cause. Finally, the Committee believes that these agreements are beneficial to the Company because, in consideration for these severance arrangements, the executives agree to non-competition and non-solicitation covenants for a period of time following termination of employment.

Additionally, certain of the Company’s equity compensation plans and arrangements, including the 2005 Stock Option Plan and the 2013 Omnibus Incentive Plan, permit (but do not require) the Committee to accelerate the vesting of securities granted thereunder upon specified terminations of employment. See “Named Executive Officer Compensation Tables—Potential Payments Upon Termination or Change-in-Control” for further information on post-employment benefits.

Other Equity-Related Policies

Executive Stock Ownership Guidelines

The Company has had stock ownership guidelines for executive officers for many years. All of our named executive officers are in compliance with the new guidelines described below as of the date hereof, well in advance of the implementation guidelines. Further, no executive officer has pledged any shares of the Company’s common stock. As of February 14, 2014, our named executive officers had aggregate beneficial ownership of 19.5% of our common stock, exhibiting significant alignment of management with other long-term stockholders.

The ownership guidelines are as follows:

Position	Value of Common Stock to be Owned
Chief Executive Officer	4x base salary
Chief Financial Officer and Executive Vice Presidents	2x base salary
Other Executive Officers	1x base salary

The Nominating and Corporate Governance Committee approved revised stock ownership guidelines for executive officers in connection with the revised executive compensation program for fiscal 2013 and as a result of the significant increase in the Company’s common stock price since the guidelines were first implemented in 2010. The guidelines are available on the Investor Relations section of our website at www.aepinc.com. Effective November 1, 2012, the minimum number of shares of the Company’s common stock required to be held is equal to a multiple of such person’s base salary (in effect on the later of November 1, 2012 or such date he or she becomes an executive under the guidelines) divided by the share price of the Company’s common stock (the average of the prior 30-day closing prices of the common stock, or a similar calculation as of such date he or she becomes an executive under the guidelines). The applicable multiple of the executive’s base salary was not revised.

The guidelines set forth how to value the stock held for purposes of compliance testing. The guidelines also set forth how indirect and/or derivative securities, as well as securities held by specified family members, are taken into account in determining the satisfaction of the guidelines, and the ramifications of noncompliance. The Nominating and Corporate Governance Committee will evaluate whether exceptions should be made for any executive officer on whom this requirement would impose a financial hardship or prevent an executive officer from complying with a court order, such as a divorce settlement, although no such exceptions are in effect.

All executive officers were in material compliance with the prior executive stock ownership guidelines prior to the original date of compliance (December 31, 2014), and therefore the Nominating and Corporate Governance Committee determined the executive officers will have until October 31, 2017 to achieve the new share ownership requirement.

Timing and Pricing of Share-Based Grants

The Committee and Board do not coordinate the timing of share-based grants with the release of material non-public information. Performance units are granted to the named executive officers on an annual basis at the first Committee or Board regular meeting of the calendar year, and remain subject to the satisfaction of a one-year Adjusted EBITDA performance measure and five-year pro rata vesting from the grant date. The Committee generally establishes dates for regularly scheduled meetings at least a year in advance.

In accordance with the Company’s 2005 Stock Option Plan and 2013 Omnibus Incentive Plan, the exercise price of each stock option is the closing price for the Company’s common stock on the date approved by the Committee to be the grant date (which date is not earlier than the date the Committee approved such grant).

Policy on Pledging and Hedging Company Securities

In addition to the restrictions set forth in SEC regulations, the Company’s insider trading policy prohibits the hedging of Company securities and significantly limits any pledging of Company securities. In particular, the policy prohibits directors, executive officers and other employees, with respect to the Company’s securities, from trading on a short-term basis (open market purchases and sales within six months), short sales, trading in puts, calls, options or other derivative securities, or trading otherwise for short-term gain or speculative purposes. In addition, the policy prohibits pledging of Company securities or holding Company securities in a margin account, except in situations and on conditions pre-approved by the Chief Financial Officer. At a minimum, such person must have the financial capacity to repay the applicable loan without resort to the margin or pledged securities. No Company securities beneficially owned by a director or executive officer have been pledged or subject to a margin account at any time in the last three fiscal years.

Tax and Accounting Implications

Deductibility of Executive Compensation

The Committee has reviewed the Company’s compensation programs and policies in light of Section 162(m) of the Code, which provides that annual compensation in excess of $1 million paid to the Company’s chief executive officer and the three other highest compensated executive officers (excluding the chief financial officer) is not deductible by the Company for federal income tax purposes, subject to specified exemptions (the most significant of which is certain performance-based compensation). Amounts payable under the MIP, which was last approved by our stockholders at the 2013 annual meeting are intended to qualify as performance-based compensation in accordance with Section 162(m) of the Code.

Incentive stock options, non-qualified stock options and stock appreciation rights granted under our 2005 Stock Option Plan and 2013 Omnibus Incentive Plan qualify for the performance-based compensation exemption from the $1 million deduction limitation of Section 162(m) of the Code. Performance shares and performance units granted under our 2005 Stock Option Plan and 2013 Omnibus Incentive Plan may also qualify for the performance-based compensation exemption if, among other things, the Company obtains stockholder approval of the material terms of the performance goals applicable to performance shares and performance units every five years. Such stockholder approval was last received with respect to the 2005 Stock Option Plan at the 2012 annual meeting of stockholders. The stockholders approved the 2013 Omnibus Incentive Plan, including for purposes of Section 162(m) of the Code, at the 2013 annual meeting.

The Committee intends to continue to review the application of Section 162(m) of the Code with respect to any future compensation arrangements considered by the Company. To maintain flexibility in compensating the Company’s executive officers to meet a variety of objectives, the Committee does not have a policy that all executive compensation must be tax-deductible.

Nonqualified Deferred Compensation

Section 409A of the Code provides that amounts deferred under nonqualified deferred compensation arrangements will be included in an employee’s income when vested unless certain conditions are met. If the certain conditions are not satisfied, amounts subject to such arrangements will be immediately taxable and employees will be subject to income tax penalties and interest. In December 2008, the Company revised certain of its compensation agreements to ensure that all of the Company’s employment and severance arrangements and benefit plans would comply with, or be exempt from, the requirements of Section 409A. The 2013 Omnibus Incentive Plan also complies with, or is exempt from, the requirements of Section 409A.

Change in Control Payments

Section 280G of the Code disallows a company’s tax deduction for “excess parachute payments.” For this purpose, parachute payments are generally defined as payments to specified persons that are contingent upon a change of control in an amount equal to or greater than three times the person’s base amount (the five-year average Form W-2 compensation). The excess parachute payments, which are nondeductible, equal the amount of the parachute payments less the base amount. Additionally, Code Section 4999 imposes a 20% excise tax on any person who receives excess parachute payments. The Company does not pay tax gross-ups with respect to such excise tax.

All of the named executive officers currently have employment agreements which entitle them to payments upon termination of their employment following a change in control of the Company that may qualify as “excess parachute payments.” The Company’s 2005 Stock Option Plan and 2013 Omnibus Incentive Plan also entitle participants to payments in connection with a change of control that may result in excess parachute payments.

Fiscal 2014 Preliminary Executive Compensation Program

The Committee did not engage a compensation consultant to perform a comprehensive executive compensation review with respect to the fiscal 2014 executive compensation program, but continued to focus on target annual compensation in making fiscal 2014 annual compensation determinations for the named executive officers. Consistent with historical practice, in establishing the amounts allocated to each component of target annual compensation, the Committee initially finalized all compensation other than the target dollar value of the performance units. As of the date hereof, the Committee determined that base salaries would increase by 3%; that target bonuses (as percentages of base salaries) would remain unchanged, although the value of the target bonuses would increase by 3%, reflecting the base salary increases; and that the company car allowances would also remain unchanged.

Upon finalizing the foregoing component of target annual compensation, the Committee calculated a target dollar value for performance unit grants equal to the difference between the Survey Target (also increased by 3% from the prior year’s survey data) and the target annual compensation otherwise allocated to each named executive officer. The number of performance units actually granted was equal to the target dollar value divided by the closing price of the Company’s common stock on Nasdaq on the grant date, which occurred at the first regularly scheduled Committee meeting in calendar year 2014.

The Committee determined to continue to utilize the MIP and performance unit programs in fiscal 2014 without any material change from fiscal 2014. In particular, the target performance measures were established in similar fashion.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis (CD&A) in this proxy statement with management, including Messrs. Barba and Feeney. Based on such review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in the Company’s annual report on Form 10-K for the fiscal year ended October 31, 2013 and the proxy statement for the 2014 annual meeting.

The Compensation Committee

Lee C. Stewart, Chairman
Kenneth Avia
Frank P. Gallagher

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2013, the Compensation Committee consisted of Lee C. Stewart, Kenneth Avia and Frank P. Gallagher. All members of the Compensation Committee during fiscal 2013 were independent directors and none of them is or has been an employee or officer of ours. During fiscal 2013, none of our executive officers served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officer(s) served on the Compensation Committee or the Board.

NAMED EXECUTIVE OFFICER COMPENSATION TABLES

Summary Compensation Table for Fiscal 2013

The table below summarizes the total compensation paid or earned by the named executive officers in fiscal 2013, 2012 and 2011.

Name and Principal Position	Year (1)	Salary ($)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (3)	Total ($)
J. Brendan Barba	2013	930,800	2,131,600	487,018	26,176	3,575,594
Chairman, President and Chief	2012	903,728	1,016,244	1,295,468	25,498	3,240,938
Executive Officer	2011	877,406	1,006,740	993,142	24,359	2,901,647

Paul M. Feeney	2013	450,300	247,000	191,432	24,312	913,044
Executive Vice President, Finance	2012	437,207	192,643	509,213	23,854	1,162,917
and Chief Financial Officer	2011	424,473	194,762	390,377	23,359	1,032,971

John J. Powers	2013	339,100	225,300	110,891	24,111	699,402
Executive Vice President, Sales	2012	329,199	160,841	294,936	23,705	808,681
and Marketing	2011	319,611	160,489	226,107	23,418	729,625

Paul C. Vegliante	2013	308,100	44,900	100,754	23,875	477,629
Executive Vice President,	2012	299,117	26,730	267,985	23,664	617,496
Operations	2011	290,405	29,868	205,445	23,418	549,136

Linda N. Guerrera	2013	222,800	—	36,430	20,901	280,131
Vice President-Controller	2012	216,319	100,275	96,903	20,550	434,047

(1)	Fiscal year: November 1—October 31.

(2)	The amounts reported reflect the grant date fair value (excluding the effect of estimated forfeitures). All awards in the Stock Awards column for 2013 relate to performance units granted in January 2013 under the 2005 Stock Option Plan. The grant date fair value of each performance unit assumes all units are earned in full and is calculated as the closing price of a share of common stock as of the grant date. Due to the cash settlement feature, the performance units are liability classified on the Company’s balance sheets and the (income) expense is remeasured at each balance sheet date based on the market value of the Company’s common stock, although no remeasurements are reflected herein.

(3)	Represents a car allowance ($12,000 for Mr. Barba, $11,000 each for Messrs. Feeney, Powers, and Vegliante, and $8,000 for Ms. Guerrera), $12,250 contributed by the Company to such person’s account in the 401(k) Savings Plan, life insurance premiums and accidental death and dismemberment insurance premiums.

Narrative Discussion of Summary Compensation Table for Fiscal 2013

Ms. Guerrera.  Ms. Guerrera was not a named executive officer in fiscal 2011, and therefore no information is required to be included for such fiscal year in the Summary Compensation Table.

Employment Agreements.  See “—Potential Payments Upon Termination or Change-in-Control” for a description of the material terms of the employment agreements of all named executive officers.

Stock Awards.  The Committee provides long-term incentive compensation to the named executive officers in the form of performance units. Each performance unit represents the right to receive, upon vesting and the satisfaction of any required withholding obligation, either one share of the Company’s common stock or the corresponding cash value of such stock or a combination of shares and cash value (at the employee’s option at the time of vesting). The Company achieved 93.48% of the Performance Unit Earnings Target in fiscal 2013, and therefore 93.48% of the performance units were earned and 6.52% of the performance units were forfeited in fiscal 2013. The Company achieved at least 100% of the Performance Unit Earnings Target in fiscal 2011 and 2012, and therefore no such performance units were forfeited in such fiscal years.

Non-Equity Incentive Plan Compensation.  The Company achieved 86.16% of the MIP Earnings Target in fiscal 2013, which corresponded to a payment of 65.40% of the target bonus of the named executive officers. The Company achieved 115.8% of the MIP Earnings Target in fiscal 2012, which corresponded to a payment of 179.2% of the target bonus of the named executive officers. The Company achieved 108.3% of the MIP Earnings Target in fiscal 2011, which corresponded to a payment of 141.5% of the target bonus of the named executive officers.

Grants of Plan-Based Awards in Fiscal 2013

The following table provides information about equity and non-equity awards granted to the named executive officers in fiscal 2013.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. Brendan Barba	N/A	372,320	744,640	1,489,280	—	—	—	—
	01/07/2013	—	—	—	28,450	35,562	35,562	2,131,600
Paul M. Feeney	N/A	146,348	292,695	585,390	—	—	—	—
	01/07/2013	—	—	—	3,296	4,120	4,120	247,000
John J. Powers	N/A	84,775	169,550	339,100	—	—	—	—
	01/07/2013	—	—	—	3,006	3,758	3,758	225,300
Paul C. Vegliante	N/A	77,025	154,050	308,100	—	—	—	—
	01/07/2013	—	—	—	599	749	749	44,900
Linda N. Guerrera	N/A	27,850	55,700	111,400	—	—	—	—

(1)	Relates to the possible cash bonus payouts under the fiscal 2013 MIP.

(2)	Relates to the performance units granted, subject to forfeiture, under the 2005 Stock Option Plan.

(3)	The Company assumed that the target/maximum amount of performance units would be earned in determining the grant date fair value. Each performance unit had a grant date fair value of $59.94, which was the closing price of a share of common stock on the grant date. See Note 2 to the Summary Compensation Table.

Narrative Discussion of Grants of Plan-Based Awards in Fiscal 2013 Table

MIP.  The bonuses of the named executive officers were subject to the satisfaction of Adjusted EBITDA (Performance Plans) of the Company. Bonus targets are set forth as a percentage of base salary and the earned bonus is 0% to 200% of such target based on fiscal 2013 Adjusted EBITDA (Performance Plans) compared to the MIP Earnings Target. The threshold amount of 50% of the target bonus is based on achievement of 80% of the MIP Earnings Target, the target amount of 100% of the target bonus is based on achievement of 100% of the MIP Earnings Target, and the maximum amount of 200% of the target bonus is based on the achievement of 120% or more of the MIP Earnings Target, with a linear increase in the target bonus between such threshold, target and maximum amounts. The Company achieved 86.16% of the MIP Earnings Target in fiscal 2013, which corresponded to a payment of 65.40% of the target bonus of the named executive officers.

Performance Units.  Each performance unit represents the right to receive, upon the achievement of specified performance goals and vesting criteria and the satisfaction of any required withholding obligation, either one share of the Company’s common stock or the corresponding cash value of such stock or a combination of shares and cash value (at the employee’s option on each vesting date). The earned performance units vest in five equal installments on the first through fifth anniversaries of the grant date, provided the person continues to be employed by the Company on such respective dates. The threshold amount of 80% of the performance units is based on Adjusted EBITDA (Performance Plans) of 80% of the Performance Unit Earnings Target, and the target and maximum amount of 100% of the performance units is based on Adjusted EBITDA (Performance Plans) of 100% or more of the Performance Unit Earnings Target, with a linear increase between the threshold and target amounts. The Company achieved 93.48% of the Performance Unit Earnings Target in fiscal 2013, and therefore 93.48% of the performance units were earned and 6.52% of the performance units were forfeited in fiscal 2013.

Outstanding Equity Awards at October 31, 2013

The following table presents information on the unvested performance units held by the named executive officers as of October 31, 2013. As of October 31, 2013, no named executive officer held any unexercised stock options.

		Stock Awards
Name	Grant Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
J. Brendan Barba	01/12/2009	11,920	708,286
	01/06/2011	22,489	1,336,296
	01/05/2012	28,377	1,686,161
	01/07/2013	35,652	2,118,442

Paul M. Feeney	01/12/2009	2,360	140,231
	01/06/2011	4,351	258,536
	01/05/2012	5,380	319,680
	01/07/2013	4,120	244,810

John J. Powers	01/12/2009	2,040	121,217
	01/06/2011	3,585	213,021
	01/05/2012	4,492	266,915
	01/07/2013	3,758	223,300

Paul C. Vegliante	01/12/2009	920	54,666
	01/06/2011	668	39,693
	01/05/2012	747	44,387
	01/07/2013	749	44,506

Linda N. Guerrera	01/12/2009	1,190	70,710
	01/05/2012	2,800	166,376

(1)	The performance units vest in five equal installments on the first through fifth anniversaries of the grant date.

(2)	Based on the closing price of our common stock on Nasdaq on October 31, 2013, which was $59.42.

Option Exercises and Stock Vested in Fiscal 2013

The following table provides information on the exercise of stock options and the vesting of earned performance units in fiscal 2013. The number of shares acquired and the value realized for each award excludes the payment of any fees, commissions or taxes.

	Option Awards (1)		Stock Awards (2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
J. Brendan Barba	50,000	3,185,500	26,510	1,616,163
Paul M. Feeney	12,000	442,800	5,154	314,236
John J. Powers	—	—	4,357	265,671
Paul C. Vegliante	—	—	1,328	81,158
Linda N. Guerrera	—	—	1,890	115,430

(1)	The value realized is based on the number of options exercised multiplied by the difference between (A) the closing price of the common stock on Nasdaq on the exercise date and (B) the exercise price.

(2)	The value realized is based on the number of performance units received on the vesting date multiplied by the closing price of our common stock on Nasdaq on the vesting date. If Nasdaq is closed on the vesting date, the closing price on the preceding business day is used. For all vesting in fiscal 2013, the named executive officers elected to receive cash in lieu of shares, as permitted under the award agreement.

Potential Payments Upon Termination or Change-in-Control

The following section describes potential payments and benefits to the named executive officers under the Company’s compensation and benefit plans and arrangements upon termination of employment or a change of control of the Company as of October 31, 2013. All of the named executive officers have employment agreements with the Company as of October 31, 2013, and certain of the Company’s benefit plans and arrangements contain provisions regarding acceleration of vesting and payment upon specified events.

AEP Industries Inc. 2005 Stock Option Plan

The Compensation Committee retains discretionary authority at any time, including immediately prior to or upon a change of control, to accelerate the exercisability of any award, the end of a performance period or termination of any restriction period.

Performance Units.  The earned performance units will immediately vest (subject to pro-ration and satisfaction of applicable performance criteria, if such termination event occurs during or as of the end of the fiscal year in which the initial grant was made) in the event of (A) the death of an employee, (B) the permanent disability of an employee (within the meaning of the Code) or (C) a termination of employment due to the disposition of any asset, division, subsidiary, business unit, product line or group of the Company or any of its affiliates. In the case of any other termination, any unvested performance units will be forfeited.

AEP Industries Inc. 2013 Management Incentive Plan

If an employee is terminated during the plan period:

•	due to the employee’s voluntary termination, no bonus will be earned by the employee;

•	due to unsatisfactory performance or other cause, no bonus will be earned by the employee;

•	due to job elimination or reorganization, the bonus will be earned and paid, if the MIP Earnings Target is achieved, on a pro-rata basis as of the termination date; and

•	due to death, the bonus will be earned and paid, if the MIP Earnings Target is achieved, on a pro-rata-basis as of the termination date.

If any employee is disabled for more than 30 days during the plan period, then the bonus may only be earned for fiscal quarters in which the employee worked more than 60 days.

The payment of pro-rata bonuses will be made only if the applicable performance measure is satisfied for the applicable year.

Employment Agreements

The employment agreements, effective November 1, 2004 (or, for Ms. Guerrera, November 1, 2008), provided for an initial term of three years (or, for Ms. Guerrera, one year), and are extended for successive one-year periods unless either party gives sufficient notice.

The employment agreements established a base salary as of November 2004 (or, for Ms. Guerrera, November 2008), with annual increases guaranteed to be at least equal to the percentage increase in the Consumer Price Index for all Urban Consumers for the New York-Northeastern New Jersey metropolitan area as published by the Bureau of Labor & Statistics for the twelve-month period ended on the September 30th immediately prior to the applicable fiscal year. The Committee may increase base salaries further at its discretion.

The named executive officers are also entitled to an annual bonus pursuant to the MIP. Grants of share-based compensation awards are determined by the Board or Compensation Committee, in their sole discretion. The named executive officers are entitled to coverage under all employee pension and compensation programs, plans and practices that are available generally to the Company’s senior executives.

Termination Due to Death or Disability, By Company For Cause or By Executive Without Good Reason. If the named executive officer’s employment is terminated by reason of death or disability, by the Company for cause or by the executive without good reason, the executive will receive:

•	earned but unpaid base salary through the termination date (payable in accordance with ordinary payroll practices);

•	earned but unpaid bonus for the prior fiscal year (payable at the same time payment is made to participants employed through the end of the fiscal year);

•	if other than for cause, a pro-rata portion of the bonus for the current fiscal year (payable at the same time payment is made to participants employed through the end of the fiscal year);

•	if due to death or disability, payment for any accrued and unused vacation; and

•	the continuation of benefits through the termination date, or in cases of death or disability, in accordance with the terms of the Company’s plans and policies.

The named executive officer’s employment will terminate immediately upon death. If the named executive officer has a disability during the employment period, the Company may terminate such employee by giving at least 30 days written notice of such termination. Disability is defined as:

•	if the person has elected coverage under the Company’s long-term disability plan, the person’s inability to perform the duties and obligations required by the job by reason of any medically determined physical or mental impairment, as determined in accordance with the provisions of the long-term disability coverage of the Company’s plan; or

•	if the person has not elected coverage under the Company’s long-term disability plan, any medically determined physical or mental impairment by the Compensation Committee or the Company’s insurers, and acceptable to such executive, that prevents such person from performing the duties and obligations required by such person’s job for more than 90 days during any 180-day consecutive period.

“Cause” is defined as:

•	the commission of a crime of moral turpitude or a felony involving financial misconduct, moral turpitude or which has resulted, or reasonably may result, in adverse publicity regarding such executive or the Company or economic injury to the Company;

•	a dishonest or a willful act or omission that has resulted, or reasonably may result, in adverse publicity regarding such executive or the Company or demonstrable and serious economic injury to the Company; or

•	a material breach of the employment agreement or any other agreement between such executive and the Company or any of its subsidiaries or affiliates (other than as a result of a disability or other factors outside such person’s control), after notice and a reasonable opportunity to cure, if cure is possible.

“Good reason” is defined as:

•	any material breach by the Company of the employment agreement;

•	a significant diminution in the responsibilities or authority of such person which are materially inconsistent with such person’s position, except for an insubstantial and inadvertent diminution that is remedied promptly after notice or if such person is terminated for cause or disability; or

•	a significant diminution in base salary and bonus, except for general compensation reductions not limited to any particular person.

Further, the executive must notify the Company of the event qualifying for a “good reason” termination, and the Company must have failed to cure such events within 15 days, in the case of a material breach of the employment agreement, or within 30 days for any other reason.

Termination By Company Subsequent to Change in Control or Other than for Cause, Death or Disability or by Executive with Good Reason.  If the named executive officer’s employment is terminated within 30 days of a change in control or other than for cause, death or disability, or by the executive for good reason, the executive will receive:

•	severance payments equal to two times such executive’s (A) annual base salary in effect immediately prior to the event giving rise to the termination (payable in equal pro-rata installments over two years in accordance with ordinary payroll practices, but no less frequently than semi-monthly) and (B) the bonus earned for the fiscal year immediately preceding the fiscal year in which the termination event occurs (payable at the same time payment is made to participants employed through the end of the fiscal year);

•	a pro-rata portion of the bonus for the current fiscal year (payable at the same time payment is made to participants employed through the end of the fiscal year);

•	payment for any accrued and unused vacation; and

•	continued participation in Company’s medical and dental plans at normal contribution rates, ending on the earlier of (A) the last day of the severance period or (B) until the Company ceases to be obligated to make such payments under COBRA.

A “change in control” (referred to as a “discontinuation event”) is defined as:

•	any person or group that becomes the beneficial owner of 50% or more of the voting power of the Company, except for those persons in control as of November 1, 2004 (or, for Ms. Guerrera, November 1, 2008), any person acting on behalf of the Company in a public equity distribution or a trustee or other fiduciary under an employee benefit plan of the Company;

•	as a result of, or in connection with, any tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing, the persons who were directors of the Company prior to the transaction will cease to be a majority of the Board of the Company or any successor to the Company or its assets; or

•	if at any time (A) the Company consolidates with or merges with any other person and the Company is not the continuing or surviving corporation, (B) any person will consolidate with or merge with the Company, the Company is the continuing or surviving corporation, and in connection therewith, all or part of the outstanding stock of the Company will be changed into or exchanged for stock or other securities of any other person or cash, (C) the Company will be party to a statutory share exchange with any other person after which the Company is a subsidiary of any other person, or (D) the Company will sell or otherwise transfer 50% or more of the assets or earning power of the Company and its subsidiaries, taken as a whole, to any person.

Confidentiality, Non-Solicit and Non-Compete.  The employment agreements also contain customary confidentiality terms, as well as non-solicitation and non-competition provisions effective until the later of (A) the second anniversary of the termination date or (B) the first anniversary of the date the executive ceases to receive any payments from the Company related to salary, bonus or severance. If the executive violates any of the foregoing, the Company’s payment obligations under the employment agreement cease.

Change In Control/Severance Payment Table

The following table estimates the potential payments and benefits to the named executive officers upon termination of employment or a change in control, assuming such event occurred on October 31, 2013. These estimates do not reflect the actual amounts that will be paid to such persons upon such events in the future, if any, the amounts of which would only be known at the time the persons become eligible for payment and would be payable only if the specified event occurs.

The table assumes that 93.48% of the fiscal 2013 performance units are earned, and that the Committee exercises its discretion to accelerate all other unvested share-based awards earned as of October 31, 2013 for any termination of employment and upon a change of control (with termination), except in respect of terminations for cause, resignation without good reason or a change in control (without termination). The table reflects the intrinsic value of such acceleration or vested securities, which for each performance unit is $59.42, the closing price of the Company’s common stock on Nasdaq on October 31, 2013. Further, the table assumes the MIP bonus to be paid at 65.40% of target for fiscal 2013.

The following items are not reflected in the table set forth below:

•	earned and unpaid salary and accrued and unused vacation through October 31, 2013, all of which is de minimis;

•	costs of COBRA or any other mandated governmental assistance program to former employees, which is de minimis; and

•	amounts outstanding under the Company’s 401(k) Savings Plan.

Named Executive Officer	Cash Severance ($)	Acceleration of Share- Based Awards ($)	Life Insurance Proceeds ($)(1)	Miscellaneous Health Benefits ($)(2)	Total ($)
J. Brendan Barba
Retirement	—	5,705,948	—	—	5,705,948
Death	487,018	5,705,948	930,800	—	7,123,766
Disability	487,018	5,705,948	—	—	6,192,966
By Company (for cause)	—	—	—	—	—
By Executive (without good reason)	—	—	—	—	—
By Company (without cause)	4,939,554	5,705,948	—	8,701	10,654,203
By Executive (for good reason)	4,939,554	5,705,948	—	8,701	10,654,203
Change in Control (without termination of employment)	—	—	—	—	—
Change in Control (with termination of employment)	4,939,554	5,705,948	—	8,701	10,654,203

Paul M. Feeney
Retirement	—	947,202	—	—	947,202
Death	191,432	947,202	450,300	—	1,588,934
Disability	191,432	947,202	—	—	1,138,634
By Company (for cause)	—	—	—	—	—
By Executive (without good reason)	—	—	—	—	—
By Company (without cause)	2,110,458	947,202	—	8,701	3,066,361
By Executive (for good reason)	2,110,458	947,202	—	8,701	3,066,361
Change in Control (without termination of employment)	—	—	—	—	—
Change in Control (with termination of employment)	2,110,458	947,202	—	8,701	3,066,361

Named Executive Officer	Cash Severance ($)	Acceleration of Share- Based Awards ($)	Life Insurance Proceeds ($)(1)	Miscellaneous Health Benefits ($)(2)	Total ($)
John J. Powers
Retirement	N/A	N/A	N/A	N/A	N/A
Death	119,781	809,788	339,100	—	1,268,669
Disability	119,781	809,788	—	—	929,569
By Company (for cause)	—	—	—	—	—
By Executive (without good reason)	—	—	—	—	—
By Company (without cause)	1,387,853	809,788	—	8,701	2,206,343
By Executive (for good reason)	1,387,853	809,788	—	8,701	2,206,343
Change in Control (without termination of employment)	—	—	—	—	—
Change in Control (with termination of employment)	1,387,853	809,788	—	8,701	2,206,343

Paul C. Vegliante
Retirement	N/A	N/A	N/A	N/A	N/A
Death	100,754	180,257	308,100	—	589,111
Disability	100,754	180,257	—	—	281,011
By Company (for cause)	—	—	—	—	—
By Executive (without good reason)	—	—	—	—	—
By Company (without cause)	1,252,924	180,257	—	8,701	1,441,882
By Executive (for good reason)	1,252,924	180,257	—	8,701	1,441,882
Change in Control (without termination of employment)	—	—	—	—	—
Change in Control (with termination of employment)	1,252,924	180,257	—	8,701	1,441,882

Named Executive Officer	Cash Severance ($)	Acceleration of Share- Based Awards ($)	Life Insurance Proceeds ($)(1)	Miscellaneous Health Benefits ($)(2)	Total ($)
Linda N. Guerrera
Retirement	N/A	N/A	N/A	N/A	N/A
Death	36,430	237,086	222,800	—	496,316
Disability	36,430	237,086	—	—	273,516
By Company (for cause)	—	—	—	—	—
By Executive (without good reason).	—	—	—	—	—
By Company (without cause)	675,836	237,086	—	8,701	921,623
By Executive (for good reason)	675,836	237,086	—	8,701	921,623
Change in Control (without termination of employment)	—	—	—	—	—
Change in Control (with termination of employment)	675,836	237,086	—	8,701	921,623

(1)	Employees receive term life insurance in the amount of their base salary up to a maximum of $1 million. This column excludes any supplemental benefits with premiums paid solely by the employee.

(2)	The Company pays the health benefit claims of its covered employees up to a stop loss gap and also pays a monthly administrative fee. The amounts in this column represent (A) an estimated dollar amount paid by the Company per covered employee based on the Company’s recent historical average of claims paid and (B) the administrative fee.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Family Relationships between Directors and Executive Officers

Messrs. Powers and Vegliante are sons-in-law of Mr. Barba. Additionally, Ms. Guerrera is the daughter-in-law of Mr. Feeney.

As of February 14, 2014, Mr. Barba and members of his immediate family owned or controlled the right to vote 1,029,172 shares of our common stock, in aggregate, representing 18.4% of our outstanding shares as of such date. We believe Mr. Barba and members of his immediate family will vote their shares of our common stock in accordance with management’s recommendations. Mr. Barba and members of his immediate family disclaim “group” status under Section 13(d) of the Exchange Act.

Related Person Transactions

Under SEC rules, a related person transaction is any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. A “related person” is a director, officer, nominee for director or a more than 5% stockholder since the beginning of the Company’s last completed fiscal year, and their immediate family members.

The Audit Committee is responsible for review and approval or ratification of related person transactions involving the Company or its subsidiaries to ensure there are no conflicts of interest. The Company’s Code of Conduct sets forth the Company’s written policy on procedures for reviewing and approving or ratifying potential conflicts of interests, which include related person transactions. The Code of Conduct requires officers and directors to provide full disclosure of any potential conflicts of interest to the Audit Committee, while other Company employees must provide such information to the Company’s compliance officer. Persons are encouraged to speak with the Company’s compliance officer (or, if an officer or director, to members of the Audit Committee) if there is any doubt as to whether a transaction could comprise a conflict of interest. Further, each of the Company’s officers and directors is required to complete an annual questionnaire in connection with the proxy statement for the annual meeting of stockholders, which includes questions regarding potential and ongoing related person transactions.

If a related person transaction is proposed and it involves an officer or director, the Audit Committee reviews such transaction to ensure that the Company’s involvement in such transactions is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and is in the best interests of the Company and its stockholders. The Audit Committee affirmatively determined that none of the related person transactions below constituted a conflict of interest.

Mr. Feeney’s son-in-law, and the brother-in-law of Ms. Guerrera, is a principal of the publisher of our annual report to stockholders and certain advertising material. Competitive bids were solicited by an independent business consultant in June 2004. We paid $96,325 to such vendor for services in fiscal 2013, and we paid $18,750 to such vendor for services in fiscal 2014 through February 14, 2014.

The brother of Ms. Guerrera is a partner of Skadden, Arps, Slate, Meagher & Flom LLP, an entity that provides legal services to us. We paid $0 for legal services in fiscal 2013 and we paid $21,514 for legal services in fiscal 2014 through February 14, 2014.

In September 2008, Mr. Powers’ brother became the principal of a distributor who purchases product from us. Prior to such date, he was a sales representative in the FIAP Films Division of the Company from May 2002 to September 2008. We sold $667,483 of product to such distributor in fiscal 2013, and we sold $142,108 of product to such distributor in fiscal 2014 through February 14, 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of our common stock as of February 14, 2014 by (A) each of the directors and named executive officers, (B) all of the directors and executive officers as a group, and (C) to our knowledge, beneficial owners of more than 5% of our common stock. As of February 14, 2014, there were 5,602,333 shares of our common stock outstanding. Unless otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers with respect to the securities listed below.

Name of Beneficial Owner	Shares Owned (1)	Right to Acquire (2)	Total	Aggregate Percent of Class
Kenneth Avia	783	12,046	12,829	*
J. Brendan Barba(3)	542,123	—	542,123	9.7
Robert T. Bell	3,283	9,600	12,883	*
Ira M. Belsky	1,783	800	2,583	*
Richard E. Davis	1,783	11,600	13,383	*
Paul M. Feeney	55,249	—	55,249	1.0
Frank P. Gallagher	2,783	12,600	15,383	*
Linda N. Guerrera	5,043	—	5,043	*
John J. Powers(4)	262,616	—	262,616	4.7
Lee C. Stewart	3,303	12,600	15,903	*
Paul C. Vegliante(5)	327,433	—	327,433	5.8
Executive officers and directors as a group (13 persons)	1,112,442	59,246	1,171,688	20.7
KSA Capital Management, LLC, et al.(6) 4 Essex Avenue, Fourth Floor Bernardsville, NJ 07924	926,140	—	926,140	16.5
Renaissance Technologies LLC, et al.(7) 800 Third Avenue New York, NY 10022	456,246	—	456,246	8.1
BlackRock, Inc.(8) 40 East 52nd Street New York, NY 10022	285,705	—	285,705	5.1

*	Less than one percent.

(1)	These amounts include the following number of shares credited under our 401(k) Savings Plan as of February 14, 2014: Mr. Barba, 0 shares; Mr. Feeney, 0 shares; Ms. Guerrera, 2,460 shares; Mr. Powers, 4,390 shares; and Mr. Vegliante, 4,467 shares (including 307 shares held by spouse). ‘Executive officers and directors as a group’ include 15,295 shares credited under such plan.

(2)	These amounts reflect the number of shares that such holder could acquire through the exercise of stock options within 60 days of February 14, 2014. Excludes shares of restricted stock to be granted on April 8, 2014 under the fiscal 2013 non-employee director compensation program.

(3)	Includes 51,500 shares in each of the 2012 Carolyn Vegliante Children’s Trust and the 2012 Paul Vegliante Children’s Trust of which Mr. Barba is a trustee.

(4)	Includes 148,352 shares held by Mr. Powers’ spouse and 89,000 shares held in four trusts established in 2012 by Mrs. Powers for her children of which Mr. Powers is a trustee.

(5)	Includes 216,352 shares held by Mr. Vegliante’s spouse and 51,500 shares in the 2012 Carolyn Vegliante Children’s Trust of which Mr. Vegliante is a trustee and 51,500 shares in the 2012 Paul Vegliante Children’s Trust.

(6)	Based on Schedule 13D/A (Amendment No. 5) filed with the SEC on May 13, 2011 by KSA Capital Management, LLC and Daniel Khoshaba, the managing member. In the Schedule 13D/A, all persons report shared voting and dispositive power over all of such shares.

(7)	Based on Schedule 13G filed with the SEC on February 13, 2014 by Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation. Each of Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation has sole power to vote 329,207 shares, sole power to dispose 373,150 shares and shared power to dispose 83,096 shares.

(8)	Based on Schedule 13G/A filed with the SEC on January 28, 2014 by BlackRock, Inc. BlackRock, Inc. has sole power to vote 271,199 shares and sole power to dispose 285,705 shares.

AUDIT COMMITTEE REPORT

The Board has determined that each of the members of the Audit Committee is independent under applicable rules and regulations of Nasdaq and the SEC. The Audit Committee operates under a written charter approved by the Board, which is reviewed annually by the Audit Committee and the Board, and is posted on the Investor Relations section of the Company’s website at www.aepinc.com.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting and internal control functions, to review our reports filed with or furnished to the SEC that include financial statements or results, to monitor compliance with significant legal and regulatory requirements and other risks related to financial reporting and internal control, and the Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, currently KPMG LLP (“KPMG”), and our third-party consultant that handles certain internal audit functions. See “Audit Committee Matters” below for a description of the Committee’s pre-approval policies regarding KPMG services. The Audit Committee further has the authority to engage independent advisors as it determines appropriate, apart from counsel or advisors hired by management. Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and compliance with applicable laws and regulations. KPMG is responsible for performing an independent audit of the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (U.S.) (“PCAOB”) and for expressing their opinions thereon.

During fiscal 2013, among other matters, the Audit Committee:

•	Reviewed and discussed with management and KPMG the unaudited quarterly financial statements included in Form 10-Qs filed with the SEC.

•	Reviewed and discussed with KPMG the overall scope and plans for its audit for fiscal 2013.

•	Reviewed and discussed with management and KPMG the audited consolidated financial statements, and KPMG’s opinion thereon, included in the Form 10-K for fiscal 2013 filed with the SEC and the fiscal 2013 annual report delivered to stockholders.

•	Reviewed and discussed with management its assessment and report, and reviewed and discussed with KPMG its opinion, on the effectiveness of the Company’s internal control over financial reporting as of October 31, 2013.

•	Discussed with KPMG the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Communication With Audit Committees).

•	Received the written disclosures and the letter from KPMG required by the applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and discussed with KPMG its independence with respect to the Company, including any relationships which may impact its objectivity and independence and whether the provision of specified non-audit services is compatible with the auditors’ independence under current guidelines.

Based on the foregoing, the Audit Committee recommended to the Board that the audited consolidated financial statements of the Company be included in the Company’s annual report on Form 10-K for fiscal 2013, which was filed with the SEC on January 14, 2014.

Submitted by the Audit Committee:

Robert T. Bell, Chairman
Ira M. Belsky
Richard E. Davis
Lee C. Stewart

AUDIT COMMITTEE MATTERS

Pre-Approval Policies and Procedures

In accordance with Audit Committee policy and applicable law, the Audit Committee must pre-approve all services to be provided by KPMG, including audit services, audit-related services, tax services and other services. In determining whether to pre-approve such services, the Audit Committee must consider whether the provision of such services is consistent with the independence of KPMG. Generally, the full Audit Committee provides pre-approval for up to a year related to a particular defined task or scope of work and subject to a specific budget. In other cases, the chair of the Audit Committee may pre-approve such services between committee meetings pursuant to delegated authority from the Audit Committee; the chair then communicates such pre-approvals to the full Audit Committee at the next regularly scheduled meeting.

KPMG Fees

The following table sets forth the fees we were billed for audit and other services provided by KPMG in fiscal 2013 and 2012. All of such services described below were approved in conformity with the Audit Committee’s pre-approval policies and procedures described above.

	Fiscal 2013 ($)	Fiscal 2012 ($)
Audit Fees(1)	1,302,207	1,329,950
Audit-Related Fees(2)	40,250	38,500
Tax Fees(3)	6,000	6,030

Total Fees	1,348,457	1,374,480

(1)	Audit fees in 2013 consisted of fees related to the annual audit of our financial statements, the audit of the effectiveness of internal control over financial reporting, review of quarterly financial statements and fees related to the review of our SEC filings associated with the 2013 Omnibus Incentive Plan and SEC comment letter. Audit fees in 2012 consisted of fees related to the annual audit of our financial statements, the audit of effectiveness of internal control over financial reporting and review of quarterly financial statements.

(2)	Audit-related fees in 2013 and 2012 consisted of fees for limited scope audits of our 401(K) Savings Plan. The fees related to 2012 were paid by the Plan.

(3)	Tax fees consisted of fees for tax consultation and tax compliance services.

PROPOSAL NO . 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2014

In accordance with applicable law, the Audit Committee has ultimate authority and responsibility to appoint, compensate, evaluate and, when appropriate, replace our independent registered public accounting firm. In January 2014, the Audit Committee reappointed KPMG to be our independent registered public accounting firm for fiscal 2014. See “Audit Committee Report” and “Audit Committee Matters” for additional information on KPMG’s services provided to us in fiscal 2013.

As the Audit Committee has responsibility for the appointment of our independent registered public accounting firm, your ratification of the appointment of KPMG is not necessary. However, the Audit Committee will take your vote on this proposal into consideration when appointing our independent registered public accounting firm in the future. Even if the stockholders ratify the appointment of KPMG, the Audit Committee may in its sole discretion terminate the engagement of KPMG and direct the appointment of another independent auditor at any time during the year, although it has no current intent to do so.

Representatives of KPMG will attend the meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to answer appropriate questions from our stockholders.

The Board recommends that you vote FOR the ratification of the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2014.

PROPOSAL NO . 3—ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Our Board proposes that stockholders provide advisory (non-binding) approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with the SEC’s rules (commonly known as a “say-on-pay” proposal). We recognize the interest our stockholders have in the compensation of our executives and we are providing this advisory proposal in recognition of that interest and as required by Section 14 of the Exchange Act.

In a non-binding advisory vote on the frequency of the say-on-pay proposal held at our 2011 annual meeting of stockholders, stockholders voted in favor of holding say-on-pay votes annually. In light of this result and other factors considered by the Board, the Board determined that the Company would hold advisory say-on-pay votes on an annual basis until the next required advisory vote on such frequency. The next advisory say-on-pay vote will occur at our 2015 annual meeting of stockholders.

As described in detail under the heading “Compensation Discussion and Analysis,” our named executive officer compensation program is designed to attract, motivate, and retain our named executive officers who are critical to our success, and to ensure alignment of such persons with stockholders. Under this program, our named executive officers are rewarded for their service to the Company, the achievement of specific performance goals and the realization of increased stockholder value. We believe our executive officer compensation program also is structured appropriately to support our Company and business objectives, as well as to support our culture. The Compensation Committee regularly reviews the compensation program for our named executive officers to ensure the fulfillment of our compensation philosophy and goals.

Please read the “Compensation Discussion and Analysis,” beginning on page 19, and the “Named Executive Officer Compensation Tables,” beginning on page 37, for additional details about our named executive officer compensation program, including information about the target and earned compensation of our named executive officers in fiscal 2013.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the 2014 annual meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. We value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the rules of the SEC.

ADDITIONAL INFORMATION

Equity Compensation Plans

The following table sets forth certain information as of October 31, 2013 concerning our equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	281,305	(1)	$29.62	(2)	370,302	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	281,305		$29.62		370,302

(1)	Consists of (a) 72,446 outstanding options for our common stock under the 2005 Stock Option Plan, (c) 204,161 outstanding performance units under the 2005 Stock Option Plan and (d) 4,698 outstanding shares of restricted stock under the 2013 Omnibus Incentive Plan. Upon vesting of each performance unit, employees have the option to receive one share of the Company’s common stock or the equivalent cash value or a combination of both. This column assumes no forfeiture of performance units granted for the fiscal 2013 performance period and the election by all employees to receive common stock upon the vesting of the performance units. However, in January and February 2014, many employees elected to receive cash in lieu of common stock upon the vesting of performance units on such date and therefore the number of performance units included in the table overstates the expected dilution by 71,571 shares of common stock.

(2)	Excludes performance units and restricted stock, which have no exercise price.

(3)	Consists of shares of common stock that may be issued pursuant to stock options, restricted stock, performance units and other equity awards under our 2013 Omnibus Incentive Plan. No additional awards may be issued under the 2005 Stock Option Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, our executive officers and persons who beneficially own more than 10% of a registered class of our equity securities (“insiders”) to file reports with the SEC regarding their pecuniary interest in our equity securities and any changes thereto, and to furnish copies of these reports to us. Based on our review of the insiders’ forms furnished to us or filed with the SEC and representations made by the directors and applicable executive officers, no insider failed to file on a timely basis a Section 16(a) report in fiscal 2013 except Mr. Feeney filed one late Form 4 (reporting one sale transaction).

Availability of Fiscal 2013 Annual Report to Stockholders

SEC rules require us to provide a copy of our fiscal 2013 annual report to stockholders who receive this proxy statement. Our fiscal 2013 annual report to stockholders includes our annual report on Form 10-K for fiscal 2013 (including certain exhibits). We will also provide copies of our fiscal 2013 annual report to stockholders, and to brokers, dealers, banks, voting trustees and their nominees for the benefit of beneficial owners.

Additional copies of the fiscal 2013 annual report to stockholders (excluding certain exhibits or documents incorporated by reference in our annual report on Form 10-K for fiscal 2013) are available to stockholders at no charge upon written request to: Investor Relations, AEP Industries Inc., 95 Chestnut Ridge Road, Montvale, NJ 07645 or in the Investor Relations section of our website at www.aepinc.com.

Requirements for Submission of Stockholder Proposals and Nominations for 2015 Annual Meeting

Under the rules of the SEC, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2015 annual meeting of stockholders (pursuant to Rule 14a-8 of the Exchange Act), the proposal must be received by us at our principal executive offices (Corporate Secretary, AEP Industries Inc., 95 Chestnut Ridge Road, Montvale, NJ 07645) by the close of business on October 25, 2014. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

Any stockholder director nomination or proposal of other business intended to be presented for consideration at the 2015 annual meeting, but not intended to be considered for inclusion in our proxy statement and form of proxy relating to such meeting (i.e. not pursuant to Rule 14a-8 of the Exchange Act), must be received by us at the address stated above not less than 90 days and not more than 120 days before the first anniversary of the date of the 2014 annual meeting. Therefore, such notice must be received between December 9, 2014 and the close of business on January 8, 2015 to be considered timely. However, if our 2015 annual meeting occurs more than 30 days before or 60 days after April 8, 2015, we must receive nominations or proposals (A) not later than the close of business on the later of the 90th day prior to the date of the 2015 annual meeting or the 10th day following the day on which public announcement is made of the date of the 2015 annual meeting, and (B) not earlier than the 120th day prior to the 2015 annual meeting.

The above-mentioned proposals must also be in compliance with our By-Laws and the proxy solicitation rules of the SEC and Nasdaq, including but not limited to the information requirements set forth in our By-Laws. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the foregoing and other applicable requirements.

Solicitation by Board; Expenses

We will pay the cost of preparing, assembling, and mailing the proxy materials. We have requested banks, brokers and other nominees to send the proxy materials to, and to obtain proxies from, the beneficial owners and we will reimburse such record holders for their reasonable expenses in doing so. In addition, our directors, officers and regular employees may solicit proxies by mail, telephone, facsimile or in person, but they will not receive any additional compensation for such work.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on April 8, 2014

The 2014 proxy statement and fiscal 2013 annual report are available at https://materials.proxyvote.com/001031.

Your cooperation in giving this matter your immediate attention and in voting your proxies promptly is appreciated.

By Order of the Board of Directors,

Sandra C. Major
Vice President and Secretary
February 21, 2014

ANNUAL MEETING OF STOCKHOLDERS OF

AEP INDUSTRIES INC.

April 8, 2014

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NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and annual report

are available at https://materials.proxyvote.com/001031

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

  Please detach along perforated line and mail in the envelope provided.

¢	20230300000000000000 4	040814

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR PROPOSALS 1, 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. Election of Class A Directors:			2.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2014.	☐	☐	☐
☐	FOR ALL NOMINEES	NOMINEES: ¡ Ira M. Belsky ¡ John J. Powers
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES		3.	Advisory approval of named executive officer compensation.	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)

The shares represented by this Proxy will be voted as directed. If no direction is indicated as to Items 1, 2 or 3: (i) if the shares are subject to the AEP Industries Inc. 401(k) Savings Plan, the shares will not be voted for such Item(s), and (ii) if the shares are otherwise owned, the shares will be voted as the Board recommends, as noted above.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

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		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If signing as a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signing as a partnership, please sign in partnership name by authorized person.

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AEP INDUSTRIES INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS - APRIL 8, 2014

The undersigned, a stockholder of AEP INDUSTRIES INC., hereby appoints Lawrence R. Noll and James B. Rafferty, and each of them, with full power of substitution, as proxies to represent and vote all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Tuesday, April 8, 2014, at 10:00 A.M., local time, or any postponements or adjournments thereof.

The undersigned hereby instructs said proxies or their substitutes to vote as specified on the reverse side of this card on each of the listed matters and, in their discretion, on any other matters which may properly come before the meeting or any postponement or adjournment thereof.

(Continued on reverse side.)

¢	14475 ¢